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                                                                     EXHIBIT 2.2

                     REAL ESTATE PURCHASE AND SALE AGREEMENT
        (TUALATIN, WILSONVILLE, AND GRESHAM - JOE'S PORTFOLIO PROPERTIES)

         This REAL ESTATE PURCHASE AND SALE AGREEMENT (the "AGREEMENT") is entered into as of this 28TH day of JULY, 2000, by and among WREP 1998-1 LLC, a Delaware limited liability company (the "SELLER"), and MADRONA PARK L.L.C., an Oregon limited liability company (the "PURCHASER"), and the execution of this Agreement has been approved and joined into by WILSHIRE REAL ESTATE PARTNERSHIP L.P., a Delaware limited partnership ("WREP"), and WREP-1998-1 MEMBER INC., a Delaware corporation ("WREP MEMBER"), for the purposes stated in this Agreement.

                                    RECITALS:

         A. Seller owns fee title to or (as to the Gresham property) a ground leasehold estate in certain real property (the "LAND"), the legal descriptions of which are attached as EXHIBIT A-1 (each parcel of the Land, together with all improvements located thereon owned by Seller (the "IMPROVEMENTS"), is hereinafter individually referred to as a "PROPERTY", and all such properties collectively referred to as the "PROPERTIES"); PROVIDED, that as to the Property in Wilsonville, there is, and will be, excluded from such Property the "Undeveloped Parcel" referenced in Section 44.7 of the Lease with Joe's (described below) covering such Property (the "UNDEVELOPED PARCEL") as described below (which Undeveloped Parcel is not being sold by Seller and will be retained by Seller), pursuant to the terms and conditions stated in this Agreement.

         B. Seller desires to convey to Purchaser the Property owned by Seller, its interest in the Leases with Joe's, and other property interests held in connection with the Property other than the Undeveloped Parcel (such Property, lease interests and other related interests to be conveyed to Purchaser as described herein are sometimes referred to as the "ASSETS").

         C. Purchaser desires to acquire the Assets from Seller upon and subject to the satisfaction of the terms, covenants and conditions of this Agreement.

                                   AGREEMENT:

1. PURCHASE AND SALE OF THE ASSETS. Seller agrees to sell the Assets to Purchaser, and Purchaser agrees to purchase the Assets from Seller, on the terms and conditions set forth in this Agreement.

         The Assets will include the following:

                  (a) The Land owned by Seller and described in EXHIBIT A-1 attached hereto (other than the Undeveloped Parcel);

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                  (b) All interests, if any, of Seller in the Improvements and in furniture, fixtures and equipment and personal property ("PERSONAL PROPERTY"), if any, currently situated on the Land (excluding, however, the inventory, display cases, equipment, furniture, fixtures and equipment and other personal property of tenants) (by referring to such Personal Property, Seller is not representing that there is any such Personal Property but only agreeing that any reversionary interest it may have in such Personal Property pursuant to the Leases with Joe's is being conveyed to Purchaser);

                  (c) The interest of Seller in all leases affecting the Properties (the "LEASES"); and

                  (d) All rights, if any, of Seller in all assignable contracts, warranties, guaranties and other intangible property now or hereafter existing with respect to the Properties (the "INTANGIBLE PROPERTY"), subject to and excluding the interest, if any, of tenants therein.

2. PURCHASE PRICE. The total purchase price for all of the Assets (the "PURCHASE PRICE") shall be EIGHTEEN MILLION EIGHT HUNDRED AND FIFTY THOUSAND AND NO/100THS DOLLARS ($18,850,000.00). Within three (3) days following the EFFECTIVE DATE (as defined below), Purchaser shall deposit with FIRST AMERICAN TITLE INSURANCE COMPANY OF OREGON (whose address is: 200 SW Market Avenue, Suite 250, Portland, Oregon 97204 Attention: Kelly Norton) ("ESCROW AGENT") the amount of One Hundred and Fifty Thousand Dollars ($150,000) (the "DEPOSIT"), WHICH WILL BE IN THE FORM OF THE EARNEST MONEY PROMISSORY NOTE ATTACHED HERETO (THE "NOTE"), BUT WHICH WILL BE REPLACED BY CASH WITHIN THREE (3) BUSINESS DAYS AFTER THE END OF THE REVIEW PERIOD PROVIDED BELOW. The Deposit shall be applied to the Purchase Price at Closing or applied as otherwise specifically provided herein. Subject to the adjustments and credits set forth in this Agreement, the entire Purchase Price shall be paid to the Seller in immediately available funds on the Closing Date (as defined below), less a credit for the amount owed on the existing Loan (as defined below) as of the Closing. The "EFFECTIVE DATE" is the date of mutual execution of this Agreement, as evidenced by the latest date next to the parties' signature on this Agreement.

3.       PURCHASER'S CONTINGENCIES.

         3.1 SUBMISSION OF REVIEW INFORMATION. As of the Effective Date (or before), Seller has made (or will make) available for Purchaser's review and photocopying (subject to the terms of the Confidentiality Agreement among Seller, Purchaser and Purchaser's principals dated as of May 23, 2000) (the "CONFIDENTIALITY AGREEMENT"), the original or true copies of the following information ("REVIEW DOCUMENTATION"). EXCEPT AS OTHERWISE NOTED BELOW, the Review Documentation shall be subject to Purchaser's review and approval from the Effective Date until JULY 31, 2000 AT 5:00 P.M. PACIFIC DAYLIGHT SAVINGS TIME (the "REVIEW PERIOD"); PROVIDED, THAT (1) SELLER HAS ALREADY DELIVERED TO PURCHASER OR ITS COUNSEL A COPY OF THE JOE'S LEASES, GRESHAM GROUND LEASE AND SETTLEMENT AGREEMENT, AND WILL DELIVER TO PURCHASER A COPY OF THE EXISTING TITLE POLICIES AND A PRELIMINARY TITLE REPORT (LAST

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UPDATED IN 1999) ON THE PROPERTIES BY JULY 28, 2000; AND (2) THE REVIEW PERIOD
FOR REVIEW AND APPROVAL OF THE JOE'S LEASES, GRESHAM GROUND LEASE AND SETTLEMENT AGREEMENT AND EXISTING TITLE POLICIES AND PRELIMINARY TITLE REPORTS SHALL END ON AUGUST 4, 2000 AT 5:00 P.M. PACIFIC DAYLIGHT SAVINGS TIME. THE REVIEW DOCUMENTATION CONSISTS OF THE FOLLOWING:

                           (a) SELLER'S ORGANIZATIONAL DOCUMENTS. The entity
                  documents for Seller (its articles of organization and operating agreement for such LLC) and of WREP Member, the managing member of Seller (its articles of incorporation and bylaws), and any certificates or other agreements between such entities and Lender (as described below) that include covenants or agreements related to single purpose entity ("SPE") requirements of Lender.

                           (b) SELLER'S AUTHORIZATIONS. Resolutions adopted by
                  the Board of Directors or other evidence of approval of this transaction by the members of Seller, authorizing or approving this Agreement.

                           (c) OPERATING STATEMENTS. Operating Statements FOR
                  THE PROPERTIES for calendar year 1998 and 1999.

                           (d) EXISTING TITLE POLICIES AND SUBSEQUENT TITLE
                  MATTERS. A true copy of the title insurance policies held by Seller with respect to the Property owned (or, as to Gresham, leased) by it (collectively, the "EXISTING TITLE POLICIES"), and a copy of any other easement or encumbrance against Seller's title to any of the Properties as to which Seller has actual knowledge.

                           (e) JOE'S LEASES, GRESHAM GROUND LEASE. Copies of all
                  leases held by Seller with respect to the Properties, which consist of certain lease agreements (the "JOE'S LEASES") between Seller as landlord/lessor and G. I. Joe's Inc. ("JOE'S") as tenant/lessee, AND a copy of the ground lease and related documentation with respect to the Property in Gresham (the "GRESHAM GROUND LEASE").

                           (f) ENVIRONMENTAL REPORTS. Such environmental reports
                  and updates of environmental assessments as Seller may have in its possession concerning the Properties (the "ASSESSMENTS"), including (without limitation) those related to asbestos or asbestos-containing materials, polychlorinated biphenyl's ("PCBS"), radon gas, and other hazardous substances, wastes or materials regulated by any federal or state environmental laws ("ENVIRONMENTAL LAWS").

                           (g) REMEDIATION CONFIRMATION. Such environmental
                  updates or clean-up confirmation materials as Seller may have in its possession related to the Properties, concerning whether any hazardous materials exist thereon in concentrations above the legal maximum limits and, to the extent any

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                  remediation of such materials have been undertaken, as to
                  whether the same have been completed and accepted by the governing agency.

                           (h) BUILDING PLANS AND PROPERTY SURVEYS. Such
                  building plans and such boundary, ALTA or other property surveys as Seller may have in its possession concerning the Properties. (To the extent that Seller may have more than one print or version of a survey, Seller may satisfy its obligation with respect to property surveys under this paragraph by providing the latest survey as it may have in its possession.)

                           (i) SETTLEMENT AGREEMENT. The Settlement Agreement
                  dated March 14, 2000 among Seller, Joe's and State Street Bank and Trust Company (the "SETTLEMENT AGREEMENT").

                           (j) UNDERLYING LOAN DOCUMENTATION. Copies of the
                  existing loan and security instruments on the Properties as referenced in Section 3.8 below.

                           (k) UCC REPORT. The UCC Reports (as defined below),
                  which have not yet been obtained but will be delivered to Purchaser within ten (10) business days after the Effective Date.

         3.2 PURCHASER'S REPORTS. In addition to the Review Documentation, Purchaser shall have the right to obtain and approve (IN PURCHASER'S SUBJECTIVE GOOD FAITH AND BUSINESS JUDGMENT AND AT PURCHASER'S SOLE DISCRETION), during the Review Period, any other "due diligence" investigations of Seller and the Property (the "PURCHASER'S REPORTS"), as Purchaser deems necessary, including, without limitation, the following, IF AND TO THE EXTENT required by Purchaser:

                           (a) ADDITIONAL ENVIRONMENTAL, GEOTECHNICAL,
                  STRUCTURAL AND OTHER REPORTS. Such environmental updates or reliance letters or additional environmental, geotechnical, structural and other reports, studies and assessments, as Purchaser may desire (IN PURCHASER'S SUBJECTIVE GOOD FAITH AND BUSINESS JUDGMENT AND AT PURCHASER'S SOLE DISCRETION), with respect to the Properties.

                           (b) SURVEY, TITLE AND OTHER UPDATES. Any additional
                  surveys or updates or reliance letters, supplemental title searches and other updates on any of the Review Documentation, as Purchaser may desire (IN PURCHASER'S SUBJECTIVE GOOD FAITH AND BUSINESS JUDGMENT AND AT PURCHASER'S SOLE DISCRETION), with respect to the Properties.

         3.3 SUPPLEMENTAL INFORMATION. If and to the extent Seller obtains between the date the Review Documentation was made available for Purchaser's review and the Closing Date any other information, reports, assessments or data, if any, which materially changes or amends or is materially different than the information in the Review Documentation, Seller

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shall promptly furnish Purchaser with such new or additional reports or amendments or contrary or conflicting information.

         3.4 PURCHASER'S INSPECTION RIGHTS. In addition to reviewing the Review Documentation and Purchaser's Reports, Purchaser shall have the right, prior to the Closing Date and at Purchaser's expense, to inspect the Properties and any other books and records related to the Properties from time to time; PROVIDED, however, that (i) any intrusive tests into the Properties shall require Seller's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) any physical entry onto the Properties will be performed in accordance with the conditions of Seller's early entry agreement (in the form ATTACHED HERETO, WHICH WILL BE signed by Purchaser before any such entry). The Review Documentation, Purchaser's Reports and other studies, assessments, reports and other information about the Properties compiled or obtained by Purchaser are, collectively, the "DUE DILIGENCE REPORTS". Each of the Due Diligence Reports will be certified and/or addressed showing Mortgagee and Special Servicer as additional parties, as required by Special Servicer.

         The Due Diligence Reports will include, at Purchaser's option, such estoppel, status or other certificates or any clarification or other documents (collectively, "THIRD PARTY DOCUMENTS") as Purchaser may desire and be able to obtain from Joe's, the Mortgagee and Special Servicer referenced below, and/or the fee owner under the Gresham Ground Lease. Purchaser will promptly prepare the form of any Third Party Document that Purchaser desires to obtain from such third parties and provide a copy of each Third Party Document to Seller. Purchaser will put the Third Party Documents in final form and forward them to the third party whose signature is sought, with a copy to Seller. Purchaser will provide to Seller copies of any written comments or correspondence received from the third party and copy Seller on subsequent drafts or final versions of any such Third Party Documents, in the same manner as provided above.

         The parties will reasonably co-operate on efforts to obtain execution of such Third Party Documents. Each party will keep the other party reasonably informed about the status of the requests to execute such Third Party Documents. Seller is not warranting or representing that Joe's, the Mortgagee, Special Servicer, or the Gresham fee owner is obligated to execute the Third Party Documents or that it is likely or probable that such parties will execute such Third Party Documents, and the execution and delivery of Third Party Documents is not a condition to Purchaser's obligation hereunder. Seller will not be required to incur "processing" fees or expense reimbursements as Joe's, the Mortgagee, Special Servicer, or the Gresham fee owner may charge as a pre-condition to review of such Third Party Documents, which fees or expense reimbursements (if required for Purchaser to obtain a Third Party Document that Purchaser desires to obtain) will be promptly paid by Purchaser.

         3.5 PAYMENTS FOR DUE DILIGENCE REPORTS; DUE DILIGENCE REVIEW COSTS. All costs and expenses of all of the Due Diligence Reports compiled or obtained by Purchaser pursuant to this Agreement will be at Purchaser's expense (but there is no charge to Purchaser for any expense incurred by Seller in obtaining or compiling the Review Documentation). However, if this Agreement is terminated for any reason, the entire written work product of such Due

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Diligence Reports will be delivered to Seller, without charge (but without warranty or representation as to Seller's right to use or rely upon such materials).

         3.6 TRANSFERABLE RESERVES; HANDLING OF IMMEDIATE RESERVES. At Closing, all cash reserves for property taxes, insurance, tenant improvement and leasing commissions, seismic, capital expenditures, and other matters which Seller actually holds OR CONTROLS, as of the Closing, with respect to the Properties and which were obtained from tenants of the Property will be transferred with the Assets, as and to the extent such reserves are listed in the schedule attached as EXHIBIT C-1 (the "TRANSFERABLE RESERVES"). If these funds are held in accounts requiring changes in authorized signators or if any such Transferable Reserves are held by the Mortgagee or Special Servicer referenced in Section 3.8 and such parties require Seller to acknowledge that the rights to such Transferable Reserves will pass to Purchaser, Seller will execute such documents as may be required to confirm such matters. Such Transferable Reserves does not include the certain immediate reserves of Seller (the "IMMEDIATE RESERVES"), identified on the schedule attached as EXHIBIT C-2, as to which Purchaser will fund its money into such reserves in lieu of Seller's Immediate Reserves so as to permit Seller to retain the Immediate Reserves funds previously deposited (which will not be transferred to Purchaser or constitute a credit to Purchaser or charge to Seller, and the funding of money by Purchaser to replace Seller's Immediate Reserves is separate from and in addition to the Purchase Price).

         3.7 REMOVAL OF CONTINGENCIES OTHER THAN MORTGAGEE APPROVAL. The following procedure shall be employed in connection with Purchaser's removal of the contingencies concerning the Properties and other matters:

                           (a) Purchaser shall have until the end of the Review
                  Period within which to determine if it is satisfied (IN PURCHASER'S SUBJECTIVE GOOD FAITH AND BUSINESS JUDGMENT AND AT PURCHASER'S SOLE DISCRETION) with the condition (physical, financial and other) of the Properties and of Seller and all other "due diligence" aspects of this transaction (OTHER THAN MORTGAGEE APPROVAL, WHICH WILL BE AS PROVIDED IN SECTION 3.8) and to waive in writing the contingencies to Purchaser's obligation to close the purchase pursuant to the terms and conditions of this Agreement (OTHER THAN THE CONTINGENCY IN
                  SECTION 3.8 CONCERNING MORTGAGEE APPROVAL, WHICH WILL BE AS PROVIDED IN SECTION 3.8). Such waiver will constitute an acceptance of the condition (physical, financial and other) of the Properties and of Seller and all other "due diligence" aspects of this transaction (OTHER THAN MORTGAGEE APPROVAL), in their then current condition, AS IS.

                           (b) If, by the end of the Review Period, Purchaser
                  has not notified Seller in writing that Purchaser is satisfied (IN PURCHASER'S SUBJECTIVE GOOD FAITH AND BUSINESS JUDGMENT AND AT PURCHASER'S SOLE DISCRETION) with the condition (physical, financial and other) of the Properties, the Leases, the Loan and all other "due diligence" aspects of this transaction and waives in writing the contingencies to Purchaser's obligation to close the purchase pursuant to the

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                  terms and conditions of this Agreement, then this Agreement shall automatically terminate. This Agreement thereafter shall be null and void and neither party shall have any obligation to the other except as otherwise stated herein.

                           (c) If Purchaser so elects, Purchaser may offer
                  Seller the opportunity to correct any items Purchaser determines to be unacceptable, at the expense of Seller by providing it with written notice prior to the end of the Review Period of a matter about the Properties that Purchaser finds objectionable, and stating what must be corrected, by what dates and in what manner. Purchaser will attempt to provide such notice as soon as reasonably possible after discovery of any condition that Purchaser would find unacceptable. Seller will have no obligation to correct any matter to which Purchaser has objected. If Purchaser has given such notice to Seller, the following will apply:

                                    (i) Within five (5) business days after
                           Seller receives such notice, Seller shall notify Purchaser in writing as to whether and to the extent that Seller may agree to attempt to correct the matter to which Purchaser has objected or as to which they are willing to pay for such correction or permit an adjustment to the purchase price. If Seller fails to give such notice within such 5-day period, then Seller will be deemed to have refused to agree to such corrections and purchase price adjustment.

                                    (ii) Within five (5) business days after
                           Seller gives such notice under subsection (i) above (or after the last day of the 5-day period within which such notice is to be given, if it is not), Purchaser may elect either to: (i) cancel this Agreement, or (ii) agree to waive its contingencies as provided in this Section. The failure of Purchaser to give such notice within such 5-day period shall be conclusively deemed an election to cancel this Agreement. If this Agreement is not so canceled, Seller shall promptly commence and proceed with diligence to completion prior to the Closing Date with the correction of the items which Seller agreed to undertake in its notice to Purchaser.

         3.8 CONTINGENCY CONCERNING MORTGAGEE APPROVAL; CONCURRENT CLOSING. The Property owned (or leased) by Seller is subject to certain financing (the "LOAN") evidenced by loan and security instruments (the "LOAN DOCUMENTATION") in favor of Credit Suisse First Boston Mortgage Capital LLC (the "ORIGINAL LENDER"), whose interest is currently held by State Street Bank and Trust Company, as Trustee ("MORTGAGEE"), whose consent and approval is required in connection with this transaction. Mortgagee acts as Trustee in connection with the issuance of the Credit Suisse First Boston Mortgage Pass-through Certificates Series 1998-C1 (Loan #CSFB 98-CI; #197000297), which are rated securities. The Loan Documentation requires that the borrower/owner of the Properties must be and maintain its existence as an SPE entity and that any transfer of the Properties must (INTER ALIA) receive rating agency approvals.

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         The special servicing agent for the Mortgagee, Lennar Partners
("SPECIAL SERVICER"), and Seller entered into an agreement dated October 15, 1998, concerning the terms under which Special Servicer will consider information and requests related to a proposed or prospective transfer of the Assets, a copy of which has been given to Purchaser. As soon as possible (and NOT LATER THAN THE END OF THE REVIEW PERIOD), Purchaser will supply to Orix Real Estate Capital Markets, 1717 Main Street, 12th Floor, Dallas, Texas 75201 (Attn:
John Lloyd) the information, materials and authorizations requested by Special Servicer that are required as to Purchaser and its principals in connection with the transfer of Assets and as may be required to seek rating agency approvals, and provide a copy of such information, materials and authorizations to Seller. Purchaser will pay the review/processing fees charged by Mortgagee and/or Special Servicer in order to review this transaction and any application or review fee required by rating agencies to review the proposed transfer of Assets to Purchaser. TO THE ACTUAL KNOWLEDGE OF SELLER (AS DEFINED IN SECTION 5 BELOW), THE ESTIMATED COSTS AND FEES THAT SELLER BELIEVES WILL BE REQUIRED BY MORTGAGEE AND SPECIAL SERVICER IN CONNECTION WITH THEIR REVIEW AND APPROVAL OF THIS TRANSACTION ARE AS DESCRIBED ON AN ATTACHED SCHEDULE.

         In addition to efforts to obtain Mortgagee's consent and approval, the parties will also reasonably co-operate with each other on efforts to obtain the Mortgagee's approval of a "substitution" of Purchaser for Seller and Seller-affiliated entities on guaranties and other Loan Documentation, so that Purchaser becomes the obligor on such guaranties and other documents and Seller and Seller-affiliated entities would be released from liability from and after the Closing Date pursuant to this Agreement. Any and all assumption and other fees and charges and expense reimbursements charged by Mortgagee and/or Special Servicer in connection with this transaction will be borne by Purchaser, if the purchase transaction closes pursuant to this Agreement.

         Both parties' obligations to sell and purchase the Assets pursuant to this Agreement are conditioned upon the parties obtaining Mortgagee's approval (AS DEFINED BELOW) of the transfer of the Assets, and Seller's obligations are conditioned upon the parties obtaining Mortgagee's approval (AS DEFINED BELOW) of a substitution of Purchaser for Seller and release of liability of Seller and Seller-affiliated entities on the guaranties (as referenced above). AS USED IN THIS SECTION, THE TERM "MORTGAGEE'S APPROVAL" MEANS THE UNCONDITIONAL EXECUTION AND DELIVERY OF DOCUMENTS BY THE MORTGAGEE THAT IT REQUIRES TO EFFECT THE RESPECTIVE ACTION, CONDITIONED ONLY UPON (A) THE PAYMENT OF THE ASSUMPTION FEE AND REIMBURSEMENT OF COSTS (IF NOT PREVIOUSLY PAID) AS PROVIDED IN THE LOAN DOCUMENTS AND (B) THE CLOSING OF THE CONVEYANCE OF THE PROPERTIES TO PURCHASER. The parties shall have until the Closing Date referenced in Section 7.1 below (the "LOAN CONTINGENCY PERIOD") within which to attempt to obtain Mortgagee's approval of the transfer of the Assets to Purchaser and such substitution and release of liability. If, by the end of the Loan Contingency Period, the parties have not obtained Mortgagee's approval (AS DEFINED ABOVE), then this Agreement shall automatically terminate, this Agreement thereafter shall be null and void, and neither party shall have any obligation to the other except as otherwise stated herein.

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         PRIOR TO EXECUTION OF THIS AGREEMENT, SELLER HAS OFFERED TO SELL
CERTAIN OTHER PROPERTIES OWNED BY SELLER IN SALEM AND MILWAUKIE, OREGON, TO WATUMULL PROPERTIES CORP., PURSUANT TO THE TERMS OF A PURCHASE AND SALE AGREEMENT PREPARED TO COVER SUCH SALE (THE "PRIOR AGREEMENT"). THIS AGREEMENT IS BEING ENTERED INTO CONTINGENT UPON, AND SELLER'S OBLIGATIONS ARE CONDITIONED UPON, BOTH THE EXECUTION AND CLOSING BY THE PURCHASER UNDER THAT CERTAIN EXISTING REAL ESTATE PURCHASE AND SALE AGREEMENT COVERING CERTAIN OTHER PROPERTIES OWNED BY SELLER IN SALEM AND MILWAUKIE. SELLER MAY ELECT, IN ITS DISCRETION, TO TERMINATE THIS AGREEMENT AT ANY TIME BY WRITTEN NOTICE TO PURCHASER IN THE EVENT THAT (I) THE PRIOR AGREEMENT IS NOT SIGNED BY SUCH PURCHASER, OR (II) IF THE PRIOR AGREEMENT IS SIGNED, THE PRIOR AGREEMENT IS SUBSEQUENTLY TERMINATED FOR ANY REASON, OR (III) IN THE EVENT THAT MORTGAGEE'S APPROVAL FOR THE SALE OF THE PROPERTY UNDER THIS AGREEMENT TO PURCHASER AND OF THE OTHER PROPERTY TO THE PURCHASER UNDER THE PRIOR AGREEMENT IS NOT APPROVED OR IF SELLER IS UNABLE TO OBTAIN MORTGAGEE'S APPROVAL, AS DEFINED ABOVE, FOR THE SEPARATION OF THE PROPERTY FROM THE REMAINING PROPERTIES UNDER THE PRIOR AGREEMENT AND SUBSTITUTION OF THE BUYING PARTIES UNDER SUCH AGREEMENTS FOR SELLER. IF SELLER EXERCISES ITS RIGHT TO TERMINATE UNDER THIS PARAGRAPH, THEN THIS AGREEMENT SHALL AUTOMATICALLY TERMINATE, THIS AGREEMENT THEREAFTER SHALL BE NULL AND VOID, AND NEITHER PARTY SHALL HAVE ANY OBLIGATION TO THE OTHER EXCEPT AS OTHERWISE STATED HEREIN.

         3.9 UNDEVELOPED LAND (WILSONVILLE PROPERTY). As described in Section
44.7 of the Lease with Joe's on the Property in Wilsonville, the Undeveloped Parcel consists of certain undeveloped land near the distribution center, which is not being leased by Joe's (nor is the rent payable under the Joe's Lease calculated in a manner to cover such Undeveloped Parcel). The parties will co-operate on efforts to obtain all governmental approvals and permits and prepare and file all applications, plat maps, surveys and other matters required to make the Undeveloped Parcel a separate legal lot, and convey the Wilsonville Property to Purchaser without attachment to it of the Undeveloped Parcel. Seller will, however, grant to Purchaser the OPTION to purchase the Undeveloped Parcel, as described in Section 3.10 below. Seller shall reserve in the conveyance instruments the right of way and a non-exclusive easement over the areas outside of the buildings on the Wilsonville distribution center Property for purposes of access to and from the Undeveloped Parcel, for utility lines that may be required to service the Undeveloped Parcel, and other development-related matters (but WITHOUT any easements for cross-parking between the respective parcels). THE ACTUAL LOCATION OF SUCH EASEMENT ACROSS THE WILSONVILLE DISTRIBUTION CENTER PROPERTY WILL BE (A) SPECIFIED IN THE EASEMENT INSTRUMENT, AND (B) LOCATED IN A LOCATION MUTUALLY APPROVED BY SELLER AND PURCHASER AND WHICH IS DESIGNED TO REASONABLY MINIMIZE THE IMPACT ON THE VALUE AND UTILITY OF THE WILSONVILLE DISTRIBUTION CENTER PROPERTY. The parties will, on either party's request, enter into a written easement agreement in recordable form as may be reasonably required by the parties or as needed to satisfy any governmental body or third party with respect to the easement that benefits the Undeveloped Parcel.

         3.10 RIGHT OF FIRST REFUSAL (UNDEVELOPED PARCEL). SELLER WILL GIVE TO PURCHASER THE RIGHT OF FIRST REFUSAL TO PURCHASE THE UNDEVELOPED PARCEL ON THE SAME TERMS AND CONDITIONS AS CONTAINED IN AN OFFER OR AGREEMENT RECEIVED BY SELLER WHICH SELLER DESIRES TO ACCEPT OR (SUBJECT TO PURCHASER'S RIGHTS UNDER THIS PARAGRAPH) HAS ACCEPTED. SUCH RIGHT

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OF FIRST REFUSAL WILL BE ON THE FOLLOWING TERMS: (i) SELLER WILL PROVIDE A
WRITTEN NOTICE TO PURCHASER AS TO THE PURCHASE PRICE OF THE UNDEVELOPED PARCEL AND INCLUDE A COPY OF THE OFFER OR AGREEMENT IN QUESTION (ALTHOUGH SELLER WILL BE ENTITLED, IF REQUESTED BY THE THIRD PARTY OFFEROR, TO REDACT THE OFFER TO NOT DISCLOSE THE PROSPECTIVE BUYER'S IDENTITY), (ii) THE RIGHT OF FIRST REFUSAL WILL NOT APPLY TO ANY TRANSFER BY SELLER TO A DIRECTLY OR INDIRECTLY OWNED SUBSIDIARY OR AFFILIATE OF SELLER, AND (iii) THE RIGHT OF FIRST REFUSAL WILL NOT APPLY TO ANY TRANSFER TO, SALE BY OR DEED-IN-LIEU TO ANY MORTGAGEE/LIENHOLDER OF SELLER OR TO ANY OFFER OR SALE INCIDENTAL TO THE EXERCISE OF ANY REMEDY BY ANY MORTGAGEE OR BENEFICIARY UNDER ANY MORTGAGE, DEED OF TRUST OR SIMILAR SECURITY INSTRUMENT CREATING A LIEN ON THE INTEREST OF SELLER IN THE UNDEVELOPED PARCEL. THE TIME PERIOD FOR PURCHASER TO ACCEPT SELLER'S FIRST REFUSAL OFFER BY NOTICE TO SELLER SHALL BE SEVEN (7) CALENDAR DAYS FROM RECEIPT OF SELLER'S NOTICE. SUCH NOTICE BY PURCHASER WITHIN SUCH TIME PERIOD WILL CONSTITUTE A WRITTEN CONTRACT BETWEEN THE PARTIES FOR THE SALE AND PURCHASE OF THE UNDEVELOPED PARCEL ON THE TERMS CONTAINED IN SELLER'S NOTICE.

                  If Purchaser fails to accept such offer in accordance with this paragraph within such 7-day period, then Seller shall be free, at any time thereafter, to sell the Undeveloped Parcel at a purchase price and upon terms and conditions not more favorable to the purchaser than those contained in Seller's notice to Purchaser, EXCEPT as specifically provided below. If Seller desires to sell or offer for sale the Undeveloped Parcel for a lower purchase price or on terms more favorable to the purchaser than offered to Purchaser, Seller shall not convey the Undeveloped Parcel without first again granting to Purchaser the first RIGHT OF REFUSAL as provided above; PROVIDED however, that
(i) such offer shall only be deemed to be "MORE FAVORABLE" if the proposed sale price and terms shall be less than ninety-five percent (95%) of the sale price (or cash equivalent price) offered to Purchaser, and (ii) only FIVE CALENDAR days' notice (not 7 days) will be required as to any such re-offer at a more favorable price.

                  If Purchaser agrees to purchase the Undeveloped Parcel in accordance with this paragraph but then fails to perform its obligations as purchaser, Purchaser's right thereafter to continue to have a RIGHT OF FIRST REFUSAL, AS SET FORTH ABOVE, may be terminated by Seller by notice to Purchaser. Seller shall be free from and after such termination to sell the Undeveloped Parcel without GIVING PURCHASER SUCH RIGHT OF FIRST REFUSAL. Seller may also pursue any remedies available to it with respect to the failure of Purchaser to perform its obligations as purchaser under any such RIGHT OF FIRST REFUSAL THAT PURCHASER ACCEPTS BY NOTICE OF ITS EXERCISE OF ITS RIGHTS UNDER THIS SECTION.

                  To the extent the Joe's Lease for the Wilsonville Property gives Joe's any pre-emptive right to purchase the Undeveloped Parcel, the FOREGOING NOTICE(S) to Purchaser may be given contemporaneously with or separate from the notice to Joe's and Purchaser's right to purchase under this paragraph will be secondary and subject to the rights of Joe's to purchase the Undeveloped Parcel. Time periods provided in this paragraph will run contemporaneously with any time periods provided to Joe's and will not be "tacked on" to such time periods. ALTERNATIVELY, SELLER MAY PROVIDE JOE'S THE FIRST OPPORTUNITY TO PURCHASE IN LIEU OF THE NOTICE OF AN THIRD PARTY OFFER THAT SELLER DESIRES TO ACCEPT, AS AND TO THE EXTENT PROVIDED IN THE JOE'S LEASE ON THE WILSONVILLE PROPERTY.

         3.11 FORFEIT OF DEPOSIT. If this Agreement is not terminated pursuant to the provisions contained in Section 3.1, 3.7, or 3.8 hereof, then the Deposit will constitute forfeitable earnest money that will belong to Seller pursuant to
Section 8.1 in the event Purchaser defaults in its obligation to purchase the Assets for any reason OTHER THAN Seller's default.

4.       SELLER'S TITLE TO THE PROPERTIES.

         4.1 TITLE REPORTS. Seller has provided (or will provide, as set forth in Section 3.1(d) above) to Purchaser copies of the Existing Title Policies. Seller shall, at its expense, provide a preliminary title report on each Property ("TITLE REPORTS") from First American Title Insurance Company (or affiliated title company which previously insured Seller's title thereto) (the "TITLE AGENT"). The Title Report shall include a commitment for a standard coverage owner's policy of title insurance (collectively, the "TITLE POLICY"). The Title Report shall be accompanied by legible copies of all special exceptions listed therein and shall confirm the willingness (if applicable) of the Title Agent to issue such endorsements as Purchaser may specify after review of the Title Reports (the "ENDORSEMENTS") (however, the cost of any such Endorsements will be at Purchaser's expense). Purchaser will promptly review and provide written notice to Seller of any objections to matters shown on the Title Reports. Seller may (but will not be required to) pursue correction of any title objections which Purchaser makes during the Review Period.

         Purchaser shall have until the end of the Review Period in which to review and approve (IN PURCHASER'S SUBJECTIVE GOOD FAITH AND BUSINESS JUDGMENT AND AT PURCHASER'S SOLE DISCRETION) such title insurance matters, including any updated or supplemental Title Report based on any request for Endorsements or any removal of a matter to which Purchaser may have objected.

         4.2 UCC SEARCH. Seller will provide to Purchaser, at Seller's expense, a report from a commercial search service disclosing the existence of any UCC financing statements or liens recorded or filed against any portion of the Properties or Seller's interest in the Assets (the "UCC REPORT").

         4.3 TITLE DEFECTS. If Purchaser does not elect to cancel this Agreement within the Review Period, then any prior objection to title matters (other than any lien to be removed at Closing and which Seller has notified Purchaser that it will remove) shall be deemed waived, and the Properties owned by Seller shall be conveyed to the Purchaser subject to such title matters, without affect upon or credit against the Purchase Price.

5.       SELLER'S REPRESENTATIONS.

         5.1 CONTENT OF REPRESENTATIONS. Seller represents, warrants and covenants to Purchaser as follows:

                           (a) REVIEW DOCUMENTATION. Except to the extent
                  otherwise expressly waived by Purchaser in writing, Seller shall make available to Purchaser for its review or deliver to Purchaser copies of all of the Review Documentation, and any amendments or corrections thereof to Purchaser, as and when required by this Agreement.

                           (b) TRUE COPIES OF REVIEW DOCUMENTATION. To the
                  actual knowledge of Seller all copies of the Review Documentation that Seller has previously provided to Purchaser or hereafter provide to Purchaser in connection with this Agreement are and shall be true and complete copies in all material respects.

                           (c) NO ADDITIONAL TITLE DEFECTS. Seller does not have
                  any actual knowledge of any encumbrance against Seller's title, except for (i) matters that appear in the Existing Title Policies and/or UCC Reports, (ii) the Leases with Joe's, the Settlement Agreement with Joe's, the Gresham Ground Lease, the Consent and Agreement made with the Gresham fee owner and its lender at the time Seller acquired the Gresham leasehold estate, the Loan Documentation with Mortgagee on all Properties, the non-disturbance and attornment agreements between Joe's and the Mortgagee, and other pre-existing contractual agreements, if any, as to which copies have been provided or made available to Purchaser within the Review Period, and (iii) any Permitted Exceptions (for purposes of the foregoing warranty, the term "PERMITTED EXCEPTIONS" means: any matters appearing in the surveys provided to Seller in connection with its acquisition of the Property; any subsequent encroachments or other matters that a current survey of the Property would show (if performed); and any matters of record after the date of the Existing Title Policies, but NOT including any matters which would impair the use of the Property for its intended purpose or its value; and any other matter disclosed to Purchaser in writing within three (3) business days after the Effective Date). From and after the Effective Date, Seller shall not enter into any agreements that would create any liens, easements, encumbrances, encroachments or other matters affecting title that would attach to any of the Properties and be binding on any of the Properties after the Closing Date, without Purchaser's prior written consent.

                           (d) NO VIOLATION OF ZONING AND OTHER LAWS. To the
                  actual knowledge of Seller, the existing use of each Property is not a nonconforming use and does not violate any subdivision, zoning, building, health, environmental, personal disabilities, fire or safety statute, ordinance, regulation or code in any material respect. To the actual knowledge of Seller, as of the date hereof, neither Seller nor any of the agents and employees of Seller have received any written notice from any governmental agency alleging violations of any building codes, building or use restrictions, zoning ordinances, rules and regulations. To the actual knowledge of Seller the licenses, permits and other approvals required for the construction and operation of the Improvements have been issued and are in good standing. If, between the Effective Date and the Closing Date Seller receives any written notice or written citation of any alleged violation of any statute, code or ordinance with respect to the Properties or the use thereof, it shall promptly provide Purchaser with a true and correct copy thereof.

                           (e) NO UNDISCLOSED LITIGATION OR ACTIONS. To the
                  actual knowledge of Seller, there is no known pending or threatened litigation or administrative action with respect to Seller or the Properties.

                           (f) EMINENT DOMAIN. To the actual knowledge of
                  Seller, there is no pending or contemplated eminent domain, condemnation or other governmental taking of the Properties or any portion thereof.

                           (g) ACCESS TO PROPERTIES. To the actual knowledge of
                  Seller, the Properties have vehicular and pedestrian access to public rights-of-way either by direct access onto the public right-of-way or by recorded easement.

                           (h) SEPARATE TAX PARCEL. To the actual knowledge of
                  Seller, the Land and Improvements constitute a separate tax parcel or parcels which does or do not include any other property.

                           (i) ASSESSMENTS. To the actual knowledge of Seller,
                  there are no special or general assessments which are in addition to those which will be disclosed in the Title Report which have been levied against or are proposed for the Property.

                           (j) NO BREACH OF AGREEMENTS. This Agreement and the
                  consummation of the transaction evidenced by this Agreement will not violate any other agreement to which Seller is a party (except that the consummation of this transaction will require the consent by the Mortgagee and (if applicable) by the lessor under the lease of the Gresham Property, to the transfer), or its organizational documents, or any law, statute or ordinance which is binding upon the Properties or Seller, as applicable.

                           (k) CONTRACT DEFAULT. There exist no known material
                  defaults under any management, maintenance or service contracts executed in connection with the Properties.

                           (l) NONFOREIGN STATUS. Seller warrants that it is not
                  a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1954, as amended. Seller shall deliver to Purchaser at closing a Certificate of Nonforeign Status setting forth Seller's address and United States taxpayer identification number and certifying that it is not a foreign person as so defined (the "FIRPTA AFFIDAVIT").

                           (m) EXECUTORY AGREEMENTS. Attached to this Agreement
                  as EXHIBIT B is the list of any management, service and maintenance and equipment leases for the Property held by Seller (the "SERVICE CONTRACTS"). As to any listed on such Exhibit, Seller warrants that there are no known defaults existing under any of the Service Contracts and all Service Contracts are currently in full force and effect.

                           (n) GOVERNMENT OBLIGATIONS. There are no known
                  unperformed obligations which are currently due relative to the Properties to any governmental or quasi-governmental body or authority. To the actual knowledge of Seller, all water and sewer hook-up fees and other fees payable in connection with the annexation, zoning or improvement of the Land and which are now due have been paid.

                           (o) UTILITY SERVICES. To the actual knowledge of
                  Seller, the Improvements are serviced by public electric, gas, water, sewer and telephone utilities sufficient to operate full-time the current businesses located thereon and there exist no known unpaid connection, hook-up or similar charges with respect thereto. To the actual knowledge of Seller, the utilities serving the Improvements are on meters which do not monitor any other property.

                           (p) ENVIRONMENTAL MATTERS. To the actual knowledge of
                  Seller, no portion of the Properties lies within a designated wetland or other environmentally sensitive area, other than as may be stated or referenced in the Review Documentation. If not already shown in the Review Documentation, Seller has disclosed, however, that a portion of the Wilsonville Property is a wetland area. Except as stated or referenced in the Assessments, Seller has not caused nor, to its actual knowledge, has any other person caused during the period of Seller's ownership (or leasehold interest) of the Properties, any hazardous substance, waste or material to be used, generated, stored or disposed of on or transported to or from the Land or Improvements in violation of any Environmental Laws, nor have any underground storage tanks or transformers existed on or under the Land nor are there any asbestos-containing materials present in the Improvements on the Property. Except as stated or referenced in the Assessments, to the actual knowledge of Seller, there are presently no hazardous waste, substance or material on, under or within the Properties. For the purposes of this Agreement, "HAZARDOUS SUBSTANCE, WASTE OR MATERIAL" shall mean petroleum-based products, asbestos, asbestos-containing material, lead paint, PCBs and all other hazardous substances, wastes or substances which are so defined in any Environmental Laws.

                           (q) CONDITION OF IMPROVEMENTS. To the actual
                  knowledge of Seller, there are no known material defects in any portion of the Improvements and the Improvements are not infested with termite or other insects or animals.

                  Conditions caused by ordinary wear and tear and depreciation and which ordinarily arise during the course of owning and operating business at the Property shall not be considered "material defects" for the purposes of this representation.

                           (r) NO OTHER ADVERSE CONDITIONS. To the actual
                  knowledge of Seller, there are no other facts, circumstances or conditions which could have a material, adverse impact upon the physical condition, value or permitted use of the Properties or the ability of Seller to perform its respective obligations under this Agreement or which would be likely to cause any other representation hereto to become incorrect in any material respect.

                           (s) STATUS OF ASSETS. Except for the first
                  opportunity in the Leases with Joe's, no person or entity has a pre-emptive right or option to acquire the Assets, and no portion of the Assets has been assigned.

                           (t) SELLER'S POWER AND AUTHORITY. Seller has and will
                  have full power and authority to: (i) execute and deliver this Agreement and any other documents to be executed and delivered by Seller in connection with this transaction (this Agreement and such other documents, collectively, the "SELLER'S DOCUMENTS"), (ii) sell, assign, and transfer the Assets to Purchaser pursuant to the provisions hereof, and (iii) consummate the transaction contemplated hereby. The Seller's Documents are legal, valid and binding obligations of the Seller and are enforceable against it in accordance with its terms.

                           (u) NO KNOWN DEFAULT UNDER JOE'S LEASES. To the
                  actual knowledge of Seller, Joe's is not currently in default in the payment of Base Rent (as defined in the Leases) or under any other term of the Joe's Leases.

         5.2 KNOWLEDGE DEFINED. To the extent that any of the foregoing representations are limited "TO THE ACTUAL KNOWLEDGE" as to Seller or refer to any matter "KNOWN" to Seller (or words of similar effect), then the following applies: (i) such knowledge is limited to the actual (and not constructive) knowledge of the principals of Seller that have been involved in the negotiation of this Agreement or that are regularly involved in the operation or management of real estate of Seller that includes the Property, and (ii) such knowledge will not be construed to require Seller to have done any independent investigation of the matter in question, or imply that Seller have made any such investigations, and Seller will not have any liability to Purchaser for any condition, event or circumstance that was not actually known by Seller.

         5.3 SURVIVAL OF WARRANTIES. All of the warranties of Seller in this Agreement shall be deemed given as of the date of this Agreement, but shall be updated in a certificate provided to Purchaser at and as of the Closing Date (which is the same document as described in Section 7.4 (a) below) (the "CERTIFICATE"). SUCH CERTIFICATE WILL CONFIRM THAT THE

REPRESENTATIONS AND WARRANTIES BY SELLER IN THIS AGREEMENT ARE TRUE AND CORRECT IN ALL MATERIAL RESPECTS AS OF THE CLOSING DATE, SUBJECT TO AND EXCLUDING THEREFROM (A) ANY MATTER CONTRARY TO THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT THAT PURCHASER MAY HAVE DISCOVERED IN CONNECTION WITH ITS "DUE DILIGENCE" AND OTHER INVESTIGATIONS AND REVIEW PRIOR TO SUCH DATE, AND (B) ANY MATTER THAT MAY BE DISCLOSED ON AN ATTACHMENT TO THE CERTIFICATE WHICH WERE NOT KNOWN AS OF THE EFFECTIVE DATE BUT WERE KNOWN BY SELLER AS OF THE CLOSING DATE.

6.       CONDITIONS TO CLOSING; STRUCTURE.

         6.1 PURCHASER'S CONDITIONS. Purchaser's obligation to close this transaction is subject to the satisfaction of all of the following conditions:

                           (a) COMPLIANCE BY SELLER. The fulfillment by Seller
                  of each of its obligations under this Agreement in all material respects, including, without limitation, the delivery of all of the Review Documentation to Purchaser within the Review Period.

                           (b) REPRESENTATIONS BY SELLER. The continuing
                  accuracy in all material respects of the warranties and representations by Seller in this Agreement.

                           (c) STATUS OF TITLE. The absence of any monetary lien
                  or other material defect in title to the Properties unless permitted by this Agreement or approved by Purchaser.

                           (d) PERMITTED USES. The absence of any material
                  violation of any applicable statute, law or regulation regarding the physical condition of the Properties or the use thereof for its current business purpose or of any change in any laws or statutes which would adversely affect in any material respect the ability of the Properties (or any of the Properties) to be used for their (or its) current business purposes.

                           (e) HAZARDOUS WASTE. The absence of Purchaser's
                  discovery of any hazardous material, waste or substance on or about the Properties (i) which was not reported to Purchaser in writing at least ten (10) days prior to the end of the Review Period, (ii) which violates any applicable statute, law or ordinance, and (iii) the cost of the abatement, removal or disposal of which, to the full extent required by any applicable statute, law or ordinance or which, in Purchaser's reasonable judgment, is needed to avoid additional contamination or pollution of the Properties or any adjoining property, is likely to exceed one percent of the Purchase Price for the Assets.

                           (f) MATERIAL CONDEMNATION. The absence of any
                  condemnation or the institution of condemnation proceedings which results in the taking of any of the Improvements with a value of more than Fifty Thousand Dollars ($50,000), or a reduction in the number of any parking spaces below the minimum level required by law for the current use of the Properties or the present use of the Properties becoming a nonconforming use under applicable law. If this transaction closes, Seller shall assign to Purchaser on the Closing Date all condemnation awards and rights to awards held by Seller which were not used by Seller to pay the costs of any restorations of the Land or Improvements necessitated by any such condemnation.

                           (g) MATERIAL CASUALTY. The absence of any material
                  damage by casualty to the Improvements which has not been repaired by the Closing Date. For the purposes hereof, a "MATERIAL DAMAGE BY CASUALTY" shall be deemed any damage by fire or other casualty which has not been repaired and paid for by the Closing Date and for which the estimated cost of the remaining repairs exceeds Fifty Thousand Dollars ($50,000). If the Improvements suffer any material damage by casualty Purchaser shall have the right and option to terminate this Agreement within fifteen (15) days after the date Purchaser is notified of the casualty in writing or by the Closing Date, whichever first occurs. Seller shall also have the right to cancel this Agreement if such material damage by casualty is not covered by existing insurance policies held by Seller, unless Purchaser is willing to reduce the purchase price by the amount estimated to be necessary to pay the labor and material costs to restore the damage. If Purchaser does not elect to terminate this Agreement by the Closing Date as a result of any material casualty damage, this transaction shall close without increase or decrease in the purchase price, and Seller shall assign to Purchaser all insurance proceeds which are paid because of the casualty. If the estimated cost to repair any damage by casualty as of the Closing Date is less than Fifty Thousand Dollars ($50,000), Purchaser shall not have the right to terminate this Agreement because of such casualty and Seller shall assign to Purchaser all insurance proceeds that are paid because of the casualty, as stated above. All repair cost estimates referred to in this paragraph shall be made by reference to a fixed price construction contract which Seller shall obtain as promptly as is reasonably possible after the date of the casualty.

                           (h) CLOSING DEADLINE. PURCHASER INTENDS TO UTILIZE
                  FUNDS WHICH ARE CURRENTLY HELD BY PURCHASER'S TAX ACCOMMODATOR TO ACQUIRE THE PROPERTIES SO THAT PURCHASER CAN ACHIEVE TAX DEFERRAL UNDER SECTION 1031 OF THE INTERNAL REVENUE CODE. IN ORDER TO DO SO, THIS TRANSACTION MUST CLOSE ON OR BEFORE OCTOBER 8, 2000. IF THE TRANSACTION DOES NOT CLOSE ON OR BEFORE THAT DATE, PURCHASER WILL BE ENTITLED TO TERMINATE ITS OBLIGATIONS UNDER THIS AGREEMENT BY WRITTEN NOTICE TO SELLER NOT LATER THAN 5:00 P.M. PACIFIC TIME ON OCTOBER 9, 2000, AND SUCH TERMINATION SHALL CONSTITUTE A "LEGAL EXCUSE" FOR PURPOSES OF SECTION 8.1. SIMILARLY, IF SELLER FOR ANY REASON IN GOOD FAITH DETERMINES THAT THE PARTIES WILL BE UNABLE TO OBTAIN MORTGAGEE APPROVAL (AS DEFINED IN SECTION 3.8) AND COMPLETE THE CLOSING ON OR BEFORE OCTOBER 8,

                  2000, THEN SELLER MAY ELECT BY NOTICE TO PURCHASER TO TERMINATE THIS AGREEMENT. UPON ANY TERMINATION UNDER THIS SUBPARAGRAPH (BY SELLER OR BY PURCHASER), PURCHASER WILL RECEIVE A REFUND OF ITS DEPOSIT BUT WILL NOT BE ENTITLED TO RECEIVE A REFUND OF, OR REIMBURSEMENT FOR, THE PROCESSING FEES AND OTHER COSTS AND EXPENSES INCURRED BY PURCHASER IN PURSUING THE CONSUMMATION OF THE TRANSACTION DESCRIBED IN THIS AGREEMENT.

         6.2 SELLER'S CONDITIONS. Seller's obligations to close this transaction are subject to Purchaser's fulfillment of each of its obligations under this Agreement.

         6.3 FAILURE OF CLOSING CONDITIONS. In the event any one or more of the above conditions is not satisfied as of the Closing Date, or if the party whom such condition is intended to benefit reasonably determines that the same are not capable of being so satisfied by the Closing Date, such party may:

                           (a) waive such condition by so advising the other
                  party in writing, whereupon this sale shall close in accordance with the terms hereof and the purchase price shall not be affected or adjusted;

                           (b) extend the Closing Date for up to ten (10) days
                  and, to the extent constituting a misrepresentation of a known fact or default of the other party, require the misrepresenting or defaulting party to use reasonable efforts to attempt to satisfy the condition, to the extent feasible or if capable of being satisfied by monetary payment; or

                           (c) elect to cancel this Agreement, in which event,
                  and EXCEPT to the extent the parties' remedies are otherwise limited by this Agreement, the nonperforming party, if any, shall continue to be liable to the other party hereto for its actual direct damages and expenses caused by such failure or inability to close this transaction.

         6.4 PROPERTY EXCHANGE; STRUCTURE. Seller agrees to cooperate, at no cost to Seller, with Purchaser's intent to accommodate an Internal Revenue Code ("IRC") Section 1031 Exchange. SELLER IS MAKING NO REPRESENTATION TO PURCHASER AND WILL NOT BE RESPONSIBLE FOR WHETHER OR NOT THIS TRANSACTION QUALIFIES AS AN IRC 1031 EXCHANGE, BUT SELLER HAS GRANTED TO PURCHASER A RIGHT TO TERMINATE THIS AGREEMENT, AS PROVIDED IN SECTION 6.1(H) IF THIS TRANSACTION CANNOT BE CLOSED ON OR BEFORE OCTOBER 8, 2000. Seller's cooperating with an exchange shall not delay or affect the Closing Date for the conveyance of the Property to Purchaser. Seller is not responsible or liable in any manner to Purchaser, for the tax effects of this transaction on Purchaser, and Purchaser is relying solely on its own attorneys and tax advisors concerning such matters, the adequacy of legal documentation required to effect the exchange, and the structure of the exchange.

         References in this Agreement to "SELLER" and "PURCHASER" are solely for purposes of naming the parties. Such terms of reference to the parties, or to this transaction as a "sale" or

"purchase" transaction, shall not be construed to affect the transaction as a property exchange transaction if Purchaser elects to effect a property exchange.

7.       CLOSING.

         7.1 CLOSING DATE. This transaction will be closed, on a date selected by Purchaser and reasonably acceptable to Seller, within fifteen (15) calendar days after the end of the Review Period AND THE PARTIES OBTAIN MORTGAGEE'S APPROVAL, AS DESCRIBED IN SECTION 6.3 AS TO THE CLOSING AND SUBSTITUTION OF THE BUYING PARTY UNDER THIS AGREEMENT AND THE PRIOR AGREEMENT FOR SELLER (BUT NOT LATER THAN THE DEADLINE DATE STATED BELOW). At closing (the "CLOSING"), Seller will convey and assign the Assets to Purchaser pursuant to this Agreement. Purchaser shall pay the purchase price for the Assets in immediately available funds, and both parties shall fulfill their respective closing obligations. The date on which the Closing occurs is referred to as the "CLOSING DATE."

         Notwithstanding any other provision of this Agreement, unless otherwise approved in a modification instrument mutually executed by both parties, the Closing Date will not in any event be later than a "DEADLINE DATE" of OCTOBER 31, 2000; FURTHERMORE, THIS AGREEMENT MAY BE TERMINATED PRIOR TO SUCH DEADLINE DATE PURSUANT TO THE RIGHTS TO TERMINATE PROVIDED IN SECTION 6.1(H).

         7.2 MANNER AND PLACE OF CLOSING. This transaction will be closed at the offices at a title company in Portland, Oregon, mutually acceptable to the parties, or in the office of the counsel for Seller (Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2600, Portland, Oregon 97204-1268, Attention: Mark Norby or David Green), or by such other person and at such other place as the parties may mutually agree to in writing. Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement.

         7.3      ADJUSTMENTS.

                           (a) Seller will pay one-half of the escrow fee (if
                  any).

                           (b) Purchaser will pay or have paid the
                  review/processing fees charged by Mortgagee and/or Special Servicer in order to review this transaction and assumption fee and other costs charged by Mortgagee and/or Special Servicer in connection with the transfer of Assets and assumption of the Loan Documentation, will pay one-half of the escrow fee (if any), and will pay any endorsements or additional title insurance coverage that Purchaser may desire.

                           (c) Rent from the Joe's Leases for the month in which
                  the Closing occurs will be prorated, and Seller shall be entitled to withhold and retain the rent through the day prior to the day on which the Purchase Price is paid to Seller. To the extent Mortgagee holds rent previously paid which is attributable to periods prior to closing, and is returnable to Seller, Purchaser shall reimburse Seller for the amount of such rent held but not yet disbursed by Mortgagee.

                           (d) Interest accrued but unpaid on the Mortgagee's
                  Loan will be prorated, and Purchaser will be credited for the outstanding balance of principal and accrued interest as of the day on which the Purchase Price is paid to Seller.

                           (e) As to Properties, taxes and operating expenses
                  which are the responsibility of Joe's as tenant under the Leases will not be prorated.

                           (f) Seller shall pay the recording fees for the deeds
                  and assignment of the Gresham Ground Lease to Purchaser, the recording fees for the assignment of Leases referred to below (if Purchaser elects to have it recorded), and the premium(s) for standard coverage owner's title insurance policies on the Property. Purchaser will pay for the Purchaser Reports, one-half of the escrow fee (if any), and any Endorsements or additional (or extended coverage) title insurance coverage, other than that required to be provided by Seller, that Purchaser may desire.

         7.4 EVENTS OF CLOSING. This transaction will be closed on the Closing Date as follows:

                           (a) Seller shall provide the Certificate to Purchaser
                  for the purpose of CONFIRMING THAT THE REPRESENTATIONS AND WARRANTIES OF SELLER ARE TRUE AND CORRECT IN ALL MATERIAL RESPECTS AS OF THE CLOSING DATE. If there have been any known material changes in the warranties of Seller under this Agreement, Seller will provide a written disclosure of the known matters that have arisen that are changes to or in conflict with the warranties in this Agreement, and Purchaser, at its sole option, shall have the right to terminate this Agreement and receive a refund of the Deposit.

                           (b) Seller shall provide Purchaser with the FIRPTA
                  Affidavit as provided in IRC ss. 1445.

                           (c) The Escrow Officer shall calculate the expenses
                  to be paid at Closing and the parties shall be charged and credited accordingly.

                           (d) Purchaser shall pay the entire purchase price for
                  the Assets to Seller, in cash, less a credit for the outstanding balance under the Loan, and as adjusted the charges and credits set forth in this Agreement.

                           (e) Any liens to be paid by Seller at closing shall
                  be paid and satisfied of record at its expense.

                           (f) Seller shall convey the Properties that it owns
                  to Purchaser by
                  statutory special warranty deed, in the form attached as EXHIBIT F, and will assign its leasehold estate and interests in the Gresham Ground Lease to Purchaser pursuant to an assignment of lease (substantially in the same format as the assignment attached as EXHIBIT H), subject only to the matters accepted (or deemed accepted) by Purchaser pursuant to this Agreement. The purchase price will be allocated between the Properties as shown (or to be shown) on the attached EXHIBIT D.

                           (g) Seller shall convey its interest in any Personal
                  Property to Purchaser by good and sufficient Bill of Sale, in the form attached as EXHIBIT G.

                           (h) Seller shall convey its interest in Leases
                  covering the Property to Purchaser by good and sufficient assignment and assumption instrument, which includes (without limitation) an assignment and assumption of Seller's right, title and interest under the Leases and under the Settlement Agreement with Joe's, in the form attached as EXHIBIT H. Seller will provide letters to tenants in the form attached as an appendix to the assignment.

                           (i) Seller shall convey its interest in any
                  Intangible Property to Purchaser by good and sufficient assignment, in the form attached as EXHIBIT I. SUCH DELIVERY AND THE INCLUSION OF A PARAGRAPH WITH AN INDEMNITY BY SELLER IN SUCH ASSIGNMENT WILL NOT CONSTITUTE A WARRANTY BY SELLER THAT THERE ARE MATTERS BEING ASSIGNED UNDER SUCH ASSIGNMENT, AND THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE PURPOSE FOR DELIVERY OF SUCH ASSIGNMENT TO PURCHASER IS TO CONVEY SELLER'S RIGHTS AND INTEREST, IF ANY, IN THE MATTERS DESCRIBED THEREIN.

                           (j) The Title Agent shall commit to issue the title
                  insurance policies herein described upon recordation of the closing documents. The Title Agent shall calculate the expenses, if any, to be paid at Closing pursuant to this Agreement and the adjustments referenced herein, and will charge and credit the parties accordingly. The Title Agent shall record the Seller's deeds and assignment of the Gresham ground lease to Purchaser and, if desired by Purchaser, the assignment and assumption of Leases.

                           (k) Seller will assign to Purchaser its interest in
                  any insurance proceeds and/or condemnation awards as and to the extent required by this Agreement.

                           (l) Each party will receive a copy of any Third Party
                  Documents obtained by Purchaser, and shall have executed all documents agreed to by Seller, Purchaser and Mortgagee and required for Mortgagee's consent to this transaction.

         7.5 TITLE INSURANCE. As soon as possible after the Closing Date, Seller shall furnish Purchaser a standard coverage form of owner's policy of title insurance in the amount of the Purchase Price for the real Property and Improvements owned by Seller, subject only to the Title Agent's standard preprinted exceptions for such form and except for the matters accepted or deemed accepted by Purchaser pursuant to this Agreement.

8.       DEFAULTS AND FAILURE TO CLOSE.

         8.1 SELLER'S REMEDIES. If Purchaser fails to complete this purchase without legal excuse, Seller shall have the right to RECEIVE AND RETAIN THE SUM of ONE Hundred Fifty Thousand Dollars ($150,000), and the parties do hereby agree: (I) SUCH SUM IS hereby specifically agreed to be liquidated damages AND HAS BEEN NEGOTIATED IN GOOD FAITH AND MUTUALLY APPROVED BY THE PARTIES; (II) such amount constitutes the parties' best reasonable attempt to estimate Seller's damages that would be incurred in the event of such default; (III) any such damages would be extremely difficult and impractical to quantify; and (IV) such damages are expressly intended to and shall constitute Seller's sole and exclusive remedy for such default. Upon such failure by Purchaser to close without legal excuse, the Deposit shall be released by the Escrow Agent to Seller AND PAID AS LIQUIDATED DAMAGES TO SELLER PURSUANT TO the prior sentence. The limitation on Seller's claims in this paragraph are conditioned, however, on Purchaser's promptly executing and delivering to Seller an unconditional release of any right to purchase or claim by Purchaser against the Property pursuant to this Agreement and a delivery of Purchaser's entire work product as required by this Agreement and, if Purchaser fails to do so promptly on request of Seller, Seller shall be entitled to such remedies for breach of contract as may be available under applicable law, including (without limitation) the remedy of specific performance of this Agreement and the right to recover its actual and consequential damages. Seller shall also have the right to seek specific enforcement of this Agreement.

         8.2 PURCHASER'S REMEDIES. If Seller fails to complete this sale without legal excuse, Purchaser shall be entitled to such remedies for breach of contract as may be available under applicable law, including (without limitation) the remedy of specific performance of this Agreement and the right to recover its actual and consequential damages. Purchaser shall also have the right to seek specific enforcement of this Agreement.

         8.3 DEFAULTS. Except for Seller's obligation to provide the Review Documentation to Purchaser within the Review Period or the parties' wrongful failure to close or to satisfy any condition to closing by the required Closing Date, no party shall be deemed in default under this Agreement unless such party is given written notice of its failure to comply with this Agreement and such failure continues for a period of five (5) calendar days following the date such notice is given. This section will not, however, toll or extend the time period for closing.

         8.4 COSTS AND ATTORNEYS' FEES. In the event suit, action, arbitration or mediation is instituted to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as costs and expert witness and attorneys' fees at trial, on any appeal, and on any petition for review, in addition to all other sums provided by law.

9.       CONDUCT OF BUSINESS.

         9.1 CONTINUATION OF PERFORMANCE UNDER CONTRACTS. From the Effective Date of this Agreement until the Closing Date, Seller (in its commercially reasonable judgment) shall comply with and perform all of its obligations as and when required by any agreements, leases or contracts with respect to the Properties and shall continue to operate the Properties in accordance with customary and prudent management and operating standards and practices and will take no steps or actions which it knows would be detrimental to the value or future potential of the Properties.

         9.2 INSURANCE. Seller shall continue to maintain the current casualty and liability insurance policies on the Properties (if maintained by it and not by the tenants) until the Closing Date.

         9.3 LEASES AND SERVICE CONTRACTS. Between the Effective Date of this Agreement and the Closing Date, Seller shall not enter into any material leases of the Properties or any portion thereof or any new Service Contracts that would be binding on Seller after the Closing Date, without Purchaser's prior written consent.

         9.4 PROPERTY MAINTENANCE. Seller agrees to maintain and repair the Properties between the Effective Date of this Agreement and the Closing Date (if maintained by it and not by the tenants) so as to cause the same to be delivered to Purchaser in substantially the same condition existing as of the Effective Date, ordinary wear and tear and depreciation excepted. Between the Effective Date and the Closing Date, Seller shall promptly notify Purchaser regarding any item of repair, replacement or maintenance of which Seller becomes aware that is not the obligation of tenants and which requires an expenditure in excess of Fifty Thousand Dollars ($50,000).

         9.5 BOOKS AND RECORDS. Seller shall continue to maintain its current books and records relating to the Properties until the Closing Date.

         9.6 NO MARKETING. Seller shall not actively market, offer the Properties or any portion thereof for sale or solicit or accept offers to purchase the Properties or any portion thereof so long as this Agreement is in effect, EXCEPT FOR any back-up offers that are expressly terminable by notice to the buyer if Purchaser closes the purchase and that expressly put the buyer on notice that Purchaser is the intended purchaser of the Properties.

10.      INDEMNIFICATION.

         10.1 INDEMNIFICATION BY SELLER. Seller agrees to defend, indemnify and hold Purchaser harmless from and against and reimburse Purchaser for all claims, damages, losses and attorneys' fees which are caused by the failure of Seller to perform any obligation under any lease or contract on the Properties owned by it prior to the Closing Date or for which

Seller is responsible in accordance with the terms of this Agreement.

         10.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to defend, indemnify and hold Seller harmless from and against, and reimburse SELLER for, all claims, damages, losses and attorneys' fees which are caused by the failure of Purchaser to perform any obligation under any lease or contract on the Properties on or after the Closing Date or for which Purchaser is responsible in accordance with the terms of this Agreement.

         10.3 IDENTIFICATION OF AND INDEMNIFICATION AS TO PRINCIPALS. Part of Seller's willingness to accept and approve the Purchase Price stated in this Agreement was Seller's determination that no broker's commission would be owed to any party OTHER THAN the Broker(S) identified in Section 11.3 based on the following representations by Purchaser: (i) Purchaser represents to Seller that neither Purchaser nor any of Purchaser's principals were involved in any negotiation with, or were introduced to the any of the Properties or to this transaction by, Seller's former broker (either directly or through another broker or agent); (ii) the following are now, and will be at closing, the only individuals having an interest in Purchaser and/or any person or entity which has an interest in Purchaser which is involved in this transaction: WINKLER DEVELOPMENT CORPORATION, WINKLER FAMILY HOLDINGS, INC., AND JAMES WINKLER, HIS SPOUSE AND THE THREE CHILDREN OF JAMES WINKLER, WHO ARE MEMBERS AND/OR SHAREHOLDERS OF THE AFOREMENTIONED ENTITIES. Purchaser's indemnification as set forth above will extend to any claim for a commission or other payment that may be legally owed to Seller's former broker if the foregoing representations are not true as of the date of this Agreement or (to the extent applicable) as of the Closing Date.

         10.4 SURVIVAL AND SCOPE OF INDEMNIFICATION. The indemnifications contained in this Section shall survive the closing of this transaction and are non-exclusive with any other rights of indemnification contained in this Agreement.

11.      LEGAL RELATIONSHIPS.

         11.1 PARTIES' AUTHORITY. As to Seller, the act, instruction, waiver, consent, and giving and receipt of notices of or by any of the officers of Seller, or of the agent or entity that signed for Seller, as shown below shall be deemed that of Seller, and Purchaser shall have no duty to inquire into such persons' authority.

         As to Purchaser, the act, instruction, waiver, consent, and giving and receipt of notices of or by JAMES WINKLER AND/OR ANY OTHER PERSON WHO SIGNS THIS AGREEMENT (AS SHOWN BELOW) shall be deemed that of Purchaser, and Seller shall have no duty to inquire into any such person's authority.

         11.2 DESCRIPTION OF TRANSACTION. This Agreement creates only the relationship of seller and buyer and no joint venture, partnership or other joint undertaking is intended hereby, and neither party hereto shall have any rights to make any representations or incur any obligations on behalf of the other. Neither Seller nor Seller nor Purchaser has authorized any agent to make any representations, admit any liability or undertake any obligation on its behalf. No party is executing this Agreement on behalf of an undisclosed principal, and no third party is intended to be benefitted by this contract.

         11.3 REAL ESTATE COMMISSIONS. Purchaser is represented by ROBERT NIEHAUS & CO. ("BROKER") (WHO WILL BE RESPONSIBLE FOR SHARING THE COMMISSION STATED BELOW WITH THE BROKER USED BY SELLER, IN ACCORDANCE WITH THE TERMS OF A SEPARATE AGREEMENT BETWEEN BROKER AND SELLER'S BROKER). Seller agrees to pay a commission equal to ONE HUNDRED NINETY-SIX THOUSAND SIX HUNDRED AND NINETY-SIX DOLLARS ($196,696.00), if and when this transaction closes and Purchaser pays the Purchase Price to Seller. TO THE EXTENT NECESSARY TO DO SO, THE PARTIES AGREE THAT PURCHASER'S BROKER MAY ALSO BE DEEMED TO BE A BROKER OF SELLER FOR PURPOSES OF DETERMINING THE ENTITLEMENT TO SUCH SHARE OF THE COMMISSION AND CONSENT TO SUCH DUAL REPRESENTATION. Each party shall indemnify, defend and hold the other party harmless against all claims made for any commission or finder's fee by any person other than such Brokers and which arise in connection the parties' own conduct or agreements (EXCEPT THAT PURCHASER WILL INDEMNIFY SELLER IN THE EVENT OF ANY CLAIM MADE BY SELLER'S FORMER BROKER, IN THE EVENT PURCHASER'S REPRESENTATIONS IN SECTION 10.3 ARE INACCURATE OR INCOMPLETE).

         11.4 INDEMNIFIED PARTIES. Any indemnification contained in this Agreement for the benefit of a party shall extend to the party's officers, employees, and agents.

         11.5 ASSIGNMENTS AND SUCCESSORS. Neither party shall assign this Agreement or its rights or obligations without the other party's prior written consent in each instance, subject to the provisions of this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. The restrictions in this paragraph will not restrict: (I) any transfer of interest by Purchaser AFTER the date on which this transaction is closed and Seller and its principals are fully released from liability on the Loan Documentation (but any such transfer will remain subject to the conditions and requirements of the Loan Documentation and may be a default thereunder); OR (II) ANY ASSIGNMENT TO AN EXCHANGE ACCOMMODATION PARTY (EFFECTIVE AT CLOSING) IN ORDER TO CONSUMMATE A TAX DEFERRED PROPERTY EXCHANGE (BUT THE CONVEYANCE OF THE PROPERTY PURSUANT TO SUCH EXCHANGE WILL BE TO PURCHASER).

12.      CONSTRUCTION OF AGREEMENT.

         12.1 CONSIDERATION. Seller and Purchaser agree that while Purchaser retains the right to disapprove of any of the Due Diligence Reports or the results of Property-related tests or inspections as stated in this Agreement and as a result may elect not to purchase the Assets, each party will be incurring certain nonreimbursable expenses and foregoing other transactional opportunities and that such provides sufficient consideration for the enforceability of this Agreement, notwithstanding whether any earnest money is paid hereunder, and each of the parties hereto waives any right to claim or allege that there exists insufficient consideration therefor.

         12.2 TAX AND ACCOUNTING CONSEQUENCES. Each of the parties hereto acknowledges and agrees that neither party has made any representation as to how this Agreement, or any given income, expense, liability, deduction, or credit related thereto shall be treated or characterized for any federal, state or local income or other tax or accounting purposes, and each party shall rely solely upon its own tax advisors and accountants with respect thereto. This Agreement is not and shall not be conditioned upon how this transaction or any portion thereof or any interests in the Properties are treated for any tax or accounting purposes under any past, existing or future tax statute, ordinance, regulation or standard.

         12.3 NOTICES. Notices under this Agreement shall be in writing and if personally delivered or telefaxed shall be effective when received. If mailed, a notice shall be deemed effective on the second day after deposited as registered or certified mail, postage prepaid, directed to the other party. Notices shall be delivered, mailed or telefaxed to the following address and telephone numbers:

Seller:           WREP-1998-1 LLC
                  c/o Wilshire Real Estate Investment Inc.
                  1631 SW COLUMBIA
                  Portland, Oregon 97201
                  Attn:    Andrew Wiederhorn, CEO
                  (OR, IF MAILED, THEN TO: Wilshire Real Estate Investment Inc., PO Box 2665, Portland, Oregon 97208,
                  Attn:   Andrew Wiederhorn, CEO)
                  Direct Dial No.: (503) 553-7301
                  Telefax:         (503) 721-6501

                  WITH A COPY TO:
                  Stoel Rives LLP
                  900 SW Fifth Avenue, Suite 2600
                  Portland, Oregon 97204-1268
                  Attn: David W. Green, Maureen Flanagan and Mark Norby Telefax No.: (503) 220-2480
                  Telephone:  (503) 224-3380

Purchaser:        MADRONA PARK L.L.C.
                  Address:
                  210 SW Morrison, Suite 600
                  Portland, OR  97204-3150
                  Attn: JAMES H. WINKLER
                  PHONE No.:  (503) 225-0701
                  Telefax No.: (503) 273-8591

                  WITH A COPY TO:
                  Joseph S. Voboril, Esq.
                  Tonkon Torp LLP
                  888 SW Fifth Avenue, Suite 1600
                  Portland, Oregon 97204

                  Telephone No.: (503) 802-2009
                  Telefax No.: (503) 972-3709

Any person may change its address for notices by at least two business days' advance written notice to the other.

         12.4 TIME OF ESSENCE. Except as otherwise specifically provided in this Agreement, time is of the essence of each and every provision of this Agreement.

         12.5 INVALIDITY OF PROVISIONS. If any provision of this Agreement, or any instrument to be delivered by Purchaser at closing pursuant to this Agreement, is declared invalid or is unenforceable for any reason, such provision shall be deleted from such document and shall not invalidate any other provision contained in the document.

         12.6 NEUTRAL CONSTRUCTION. This Agreement has been negotiated with each party having the opportunity to consult with legal counsel and shall not be construed against either party.

         12.7 CAPTIONS. The captions of the Sections are used solely for convenience and are not intended to alter or confine the provisions of this Agreement.

         12.8 WAIVER. The failure of any party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce such provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

         12.9 SUBSEQUENT MODIFICATIONS. This Agreement and any of its terms may only be changed, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         12.10 SATURDAY, SUNDAY AND LEGAL HOLIDAYS. If the time for performance of any of the terms, conditions and provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter.

         12.11 VENUE. In any action brought to interpret or enforce any of the provisions of this Agreement, the venue of same shall be laid in any county in which the Property is located or in Multnomah County, Oregon, at the option of the person instituting the suit. Each party irrevocably waives any argument or claim that such venue is inconvenient.

         12.12 APPLICABLE LAW. This Agreement shall be construed, applied and enforced in accordance with the laws of the State of Oregon. All sums referred to in this Agreement shall be calculated by and payable in the lawful currency of the United States.

         12.13 NO OFFER. The presentation and negotiation of this Agreement shall not be construed as an offer by Purchaser to acquire the Property or of Seller to sell, or obligate either party, unless and UNLESS AND UNTIL this Agreement has been executed by both parties.

         12.14 ENTIRE AGREEMENT. From the Effective Date, this Agreement and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the sale of the Assets to Purchaser and supersedes and replace all written and oral agreements (including, without limitation, the offer or letter of intent) previously made or existing between the parties.

         12.15 COUNTERPARTS. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same contract.

         12.16 JOINDER BY WREP AND WREP MEMBER. WREP and WREP Member are joining in this Agreement for purposes of agreeing to its execution by Seller and agreeing to comply with its terms and consummate the sale of the Assets, as described herein.


THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING A RESIDENCE AND WHICH LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

                           [NO MORE TEXT ON THIS PAGE]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

SELLER:                                  PURCHASER:

WREP-1998-1 LLC, AN OREGON LIMITED       MADRONA PARK L.L.C., AN OREGON
LIABILITY COMPANY                        LIMITED LIABILITY COMPANY

  By: WREP-1998-1MEMBER INC.,            By:   WINKLER DEVELOPMENT
                its manager                    CORPORATION, AN OREGON
                                               CORPORATION, ITS MANAGER
    By:   /S/ MARK H. PETERMAN
    Printed Name: MARK H. PETERMAN       By:      /S/ JAMES H. WINKLER
    Its:  SECRETARY                      Printed Name:  JAMES H. WINKLER
                                         Its:  PRESIDENT
JOINED IN TO BY THE UNDERSIGNED,
FOR THE PURPOSES STATED IN THIS
AGREEMENT:

WILSHIRE REAL ESTATE
PARTNERSHIP L.P.

   BY: WILSHIRE REAL ESTATE
         INVESTMENT INC.,
         ITS GENERAL PARTNER

         BY:  /S/ R. SCOTT STEVENSON
         Printed Name: R. SCOTT STEVENSON
         Its:  SENIOR VICE PRESIDENT

WREP-1998-1 MEMBER INC.


    BY:  /S/ MARK H. PETERMAN
         PRINTED NAME: MARK H. PETERMAN
         ITS:  SECRETARY

                                   EXHIBIT A-1

                       LEGAL DESCRIPTION OF THE PROPERTIES

                                  See attached.

                                    G.I. JOES
                               WILSONVILLE, OREGON



9805 SW BOECKMAN ROAD
WILSONVILLE, OR  97070

A tract of land in the South half of the Southwest quarter of Section 11, Township 3 South, Range 1 West, of the Willamette Meridian, in the City of Wilsonville, County of Clackamas and State of Oregon, said tract being a portion of those tracts of land conveyed to Edward W. Boeckman as recorded in Book 106, Page 316, Deed Records, and Ernst A. Boeckman, Jr. as recorded in Book 106, Page 317, Deed Records; said tract is described as follows:

BEGINNING at a 5/8 inch iron rod on the North line of that 25.00 foot wide tract of land conveyed to the City of Wilsonville, for road purposes, as recorded as Recorder's Fee No. 72-33376, Film Records, said beginning point bears South 89E34'52" West 1330.42 feet and North 00E27'08" West 25.00 feet from the quarter corner on the South line of Section 11, said beginning point also being on the Easterly line of that Transmission Line Easement conveyed to the United States of America as recorded in Book 522, Page 49 and in Book 515, Page 231, Deed Records; thence North 00E27'08" West 1292.97 feet along the East line of said easement to a 5/8 inch iron rod on the South line of that tract of land conveyed to George F. Boeckman as recorded in Book 105, Page 454, Deed Records; thence North 89E28'53" East 556.25 feet along the said South line of George Boeckman tract to a 5/8 inch iron rod on the Westerly line of the Oregon Electric Railway Company right of way; thence following the Westerly line thereof; South 32E07'22" East 337.01 feet to a 5/8 inch iron rod at a point of curve; thence on a 2639.93 foot radius curve to the right 1083.79 feet along the arc (the long chord bears south 21E11'24" East 1077.23 feet) to a 5/8 inch iron rod on the North line of the aforesaid City of Wilsonville tract; thence South 89E34'52" West 1114.63 feet to the point of beginning.

EXCEPTING THEREFROM the Southerly 18 feet conveyed to the City of Wilsonville for roadway purposes by instrument recorded February 27, 1979 as Fee No. 79-8026, Clackamas County Records.

ALSO EXCEPTING the Westerly 31 feet dedicated to the City of Wilsonville for road purposes, said dedication parcel being more particularly described as follows:

A tract of land in the South half of the Southwest quarter of Section 11, Township 3 South, Range 1 West, of the Willamette Meridian, in the County of Clackamas and State of Oregon, said tract being a portion of those tracts of land conveyed to Edward W. Boeckman as recorded in Book 106, Page 316, Deed Records and Ernst A. Boeckman, Jr., as recorded in Book 106, Page 317, Deed Records; said tract is described as follows: Beginning at a 5/8 inch iron rod on the North line of that 25.00 foot wide tract of land conveyed to the City of Wilsonville, for road purposes, as recorded as Recorder's Fee No. 72-

33376, Film Records, said beginning point bears South 89E34'52" West 1330.42 feet and North 00E27'08" West 25.00 feet from the quarter corner on the South line of Section 11, said beginning point also being on the Easterly line of that Transmission Line Easement conveyed to the United States of America as recorded in Book 522, Page 49, and in Book 515, Page 231, Deed Records; thence North 00E27'08" West 1292.97 feet along the East line of said easement to a 5/8 inch iron rod on the South line of that tract of land conveyed to George F. Boeckman as recorded in Book 105, Page 454, Deed Records; thence North 89E28'53" East
31.00 feet along the said South line of the George Boeckman tract; thence south 00E27'08" East 1293.02 feet to the North line of the aforesaid City of Wilsonville tract; thence South 89E34'52" West 31.00 feet to the point of beginning.

                                    G.I. JOES
                                TUALATIN, OREGON*



17799 SW BOONES FERRY ROAD
TUALATIN, OREGON   97062

A parcel of land in the Southwest quarter of the Northwest quarter of Section 18, Township 2 South, Range 1 East, of the Willamette Meridian, in the County of Clackamas and State of Oregon, said parcel being a portion of Lots 26 and 27, ROSEWOOD Subdivision, said parcel being more particularly described as follows:

BEGINNING at a point on the North line of Lot 27 which bears North 89E02'37" West a distance of 276.04 feet from a 1/2-inch iron rod at the Northeast corner of said Lot 27; running thence South 0E04'27" East a distance of 186.60 feet, parallel with the East line of Lot 27; thence South 89E55'33" West a distance of
89.39 feet; thence south 0E04'27" East a distance of 412.47 feet; thence South 89E55'33" West a distance of 292.08 feet to a point that is 40.00 feet Easterly from (when measured at right angles) the West line of Section 18, as measured from the West quarter corner and the Northwest corner of Section 18; thence North 0E03'38" West, parallel with the West line of said Section 18, a distance of 605.93 feet to the North line of Lot 26, ROSEWOOD; thence South 89E02'37" East, along the North line of Lots 26 and 27, a distance of 381.39 feet to the point of beginning.



------
*The Tualatin Property is also sometimes referred to in the Joe's Leases or related documents as the "Oak Grove" or "Lake Oswego" property, since it is near those municipal areas, notwithstanding that the street address/mailing address of this property is officially Tualatin.

                                    G.I. JOES
                                 GRESHAM, OREGON



300 NW EASTMAN PARKWAY
GRESHAM, OREGON  97030

A tract of land situate in the Northeast one-quarter of Section 9 and Northwest one-quarter of Section 10, Township 1 South, Range 3 East, of the Willamette Meridian, in the City of Gresham, County of Multnomah and State of Oregon, being more particularly described as follows, to-wit:

Beginning at the Southwest corner of the plat of CLANAHAN'S ADDITION marked by a one and one-quarter inch (1 1/4") iron pipe; thence North 89E44'39" East along the South line of the plat of CLANAHAN'S ADDITION a distance of 66.65 feet to the most Easterly Northeast corner of a parcel conveyed to Real Property Resources, Inc. (RPR) from the International Church of the Foursquare Gospel, said corner is marked by a 5/8-inch iron rod; thence South 0E08'04" East along the Easterly line of said (RPR) parcel a distance of 15.67 feet to the true point of beginning of the herein described tract, located on the centerline of a
30.00 feet wide driving aisle; thence South 0E08'04" East along the Easterly line of said RPR parcel a distance of 305.00 feet; thence South 89E51'56" West a distance of 315.00 feet to the centerline of a 30.00 feet wide driving aisle; thence South 0E08'04" East along the centerline of said driving aisle, parallel with the East line of said RPR parcel, a distance of 131.00 feet; thence South 89E51'56" West a distance of 196.80 feet to the center of a 30.00 feet wide driving aisle; thence North 0E08'04" West along the centerline of said driving aisle, parallel with the East line of said RPR parcel a distance of 421.00 feet; thence South 89E51'56" West a distance of 210.46 feet to a point on the Easterly right-of-way line of Northwest Eastman Avenue; thence North 0E25'51" East along said Easterly right-of-way line a distance of 15.00 feet to a point of intersection with the centerline of a 30.00 feet wide driving aisle; thence North 89E51'56" East along said driving aisle centerline a distance of 722.11 feet to the point of beginning.




-----------
The Gresham property is a leasehold estate.

                                    EXHIBIT B

                            LIST OF SERVICE CONTRACTS

Seller has no Service Contracts (as defined in this Agreement) on the Properties as of the date of execution of this Agreement that would be binding on Seller as of the Closing Date.

                                   EXHIBIT C-1

                              TRANSFERABLE RESERVES

Reserve balances that Banc ONE/ORIX REAL ESTATE CAPITAL MARKETS, LLC SHOWS AS OF MAY 11, 2000, FOR THE PROPERTIES COVERED BY THIS AGREEMENT AND THE PROPERTIES COVERED BY THE PRIOR AGREEMENT ARE APPROXIMATELY:

                                 Monthly Deposit          Current Balance
 Replacement Reserve             $10,764.00*              $[269,467.92]*
 Leasing Reserve                 $11,942.80*              $[298,976.22]*
 Property Tax Reserve            $26,677.57*              $[216,291.24]*
 Insurance Reserve               $ 2,058.66*              $ [55,591.98]*

  [All the above reserves were put up by G.I. Joe's. Seller's interest in such reserves will be transferred to Purchaser, at closing. Balances, of course, will change as additional reserve payments are made and as reserves may be used to pay property taxes or insurance.]

                                   EXHIBIT C-2

                               IMMEDIATE RESERVES

THE "IMMEDIATE RESERVES" COVERED BY THIS AGREEMENT ARE THE ALLOCABLE PORTION OF CERTAIN RESERVES/FUNDS HELD BY SPECIAL SERVICER/LENDER IN CONNECTION WITH THE PROPERTIES. SUCH RESERVES/FUNDS ARE FOR THE PROPERTIES COVERED BY THIS AGREEMENT AND THE PROPERTIES COVERED BY THE PRIOR AGREEMENT, THE BALANCES OF WHICH ARE (APPROXIMATELY) as described on the attached Schedule. Balances shown are approximate. Seller will provide an updated statement or information on such Immediate Reserves within ten (10) days after the Effective Date.

SELLER IS CURRENTLY PROPOSING TO JOE'S A CHANGE IN THE HANDLING OF THE IMMEDIATE RESERVES, IN ORDER TO DISTRIBUTE TO SELLER THE MONEYS CURRENTLY HELD IN A SEPARATE ESCROW ACCOUNT AT PACIFIC NORTHWEST TITLE AND TO AGREE UPON A DIVISION OF OWNERSHIP OF THE REQUIRED REPAIR RESERVE FUNDS HELD BY ORIX REAL ESTATE CAPITAL MARKETS, LLC. THE NET EFFECT OF SUCH ACTIONS WOULD BE TO REDUCE (TO LESS THAN $100,000, IT IS ESTIMATED) THE AMOUNT OF PURCHASER'S FUNDS THAT WOULD BE REQUIRED TO BE PAID AT CLOSING PURSUANT TO SECTION 3.6 TO REPLACE SELLER'S FUNDS FOR PURCHASER'S FUNDS IN THE IMMEDIATE RESERVEs.

                  IMMEDIATE RESERVE CHART IN ORIGINAL DOCUMENT

                              SCHEDULE TO EXHIBIT C

           LENDER AND SPECIAL SERVICER CHARGES AND FEES (SECTION 3.8)

SELLER WILL PROMPTLY FORWARD TO PURCHASER A COPY OF ANY LETTER OR DOCUMENT RECEIVED FROM MORTGAGEE OR SPECIAL SERVICER THAT PERTAINS TO CHARGES OR FEES THAT SUCH ENTITIES MAY REQUIRE IN CONNECTION WITH THE APPROVAL OF THIS TRANSACTION. BASED ON A PRIOR TRANSACTION AND REQUEST FOR APPROVAL BY SUCH PARTIES WITH RESPECT TO AN UNCOMPLETED TRANSACTION, SELLER HAS DISCLOSED TO PURCHASER AN ESTIMATE BY SELLER OF THE LIKELY CHARGES AND FEES PAYABLE TO MORTGAGEE, SPECIAL SERVICER AND THE RATING AGENCIES IN CONNECTION WITH THIS TRANSACTION (BUT THIS ESTIMATE IS ONLY A "GOOD FAITH" ESTIMATE BY SELLER AND WILL NOT BE CONSTRUED AS A COMMITMENT OR WARRANTY THAT SUCH CHARGES AND FEES FOR THE TRANSACTION WILL BE THE SAME AS, OR LESS THAN, SELLER'S ESTIMATE).

                                    EXHIBIT D

                               ALLOCATION SCHEDULE

The allocation of the purchase price to the respective Property is attached or will be mutually and reasonably approved during the Review Period and attached as this Exhibit. If no such mutual agreement is entered into, then the total Purchase Price will be allocated to each Property in the same proportion as used in the purchase transaction under which Seller acquired the Properties.

                                    EXHIBIT E

                          [RESERVED, IF NEEDED FOR USE]

                                    EXHIBIT F

                                  FORM OF DEED

                                 (See Attached)

Recordation Requested by
         and
After recordation return to:

Stoel Rives LLP
Attention: David W. Green
900 SW Fifth Avenue,
Suite 2600
Portland, OR 97204-1268
                                        (Space reserved for recorder's use)
                                    STATUTORY
                              SPECIAL WARRANTY DEED
                                  (CITY, STATE)

                  -------------, Grantor, conveys and specially warrants to ---------------, Grantee, the real property described on EXHIBIT "A" attached hereto, which real property is free of encumbrances created or suffered by Grantor, except as specifically set forth on the attached EXHIBIT "B".

                  The true consideration for this conveyance is:
$-----------------. SUCH TRUE CONSIDERATION HAS BEEN PAID BY GRANTEE'S TAX ACCOMMODATOR IN CONNECTION WITH AN EXCHANGE FOR OTHER PROPERTY OF LIKE KIND.

                  THIS INSTRUMENT WILL NOT ALLOW USE OF THE PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND TO DETERMINE ANY LIMITS ON LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930.

                  DATED this _____ day of -------------------, 2000.

                                                    By:

                                                    Its:

                                                    By:

                                                    Its:

Until a change is requested, all tax statements shall be sent to the following address:

         Property Tax Account No.:

STATE OF OREGON            )
                           ) ss.
County of Multnomah        )

                  On ______________ ____, 2000, before me personally appeared and ________________, who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to this instrument, and acknowledged that he executed the same in his/her authorized capacity as the and of -------------------------, and that by this signature on the instrument such person executed the instrument on behalf of such entity.



                                       Notary Public in and for
                                       said State My commission
                                       expires: Residing at:

                                    EXHIBIT A

                            REAL PROPERTY DESCRIPTION
                                  (City, State)

                                  SEE ATTACHED.

                                    EXHIBIT B

                               EXCEPTIONS TO TITLE


The exceptions to the warranties contained herein are as follows:

                                    EXHIBIT G

                              FORM OF BILL OF SALE


                                 (See Attached)

                                  BILL OF SALE

DATED:

BETWEEN: [WILSHIRE]

                                                                          Seller

AND:              [MADRONA]
                                                                       Purchaser

                  FOR VALUE RECEIVED, Seller hereby conveys, warrants and assigns to Purchaser all items of furniture, fixtures, and equipment and other personal property as referenced in the attached EXHIBIT B ("PERSONAL PROPERTY"), located at or used in connection with the real property described on the attached EXHIBIT A-1 ("PROPERTY"), other than and excluding the trade fixtures and other personal property owned by tenants of such Property (except for Seller's reversionary interest, if any, therein).

                  TO HAVE AND TO HOLD such Personal Property unto Purchaser and Purchaser's successors and assigns forever.

                  Seller covenants and warrants with Purchaser that: (i) Seller is the owner of such Personal Property free and clear of any liens or encumbrances, security interests or claims by third parties, except for personal property taxes not delinquent and except for the matters (if any) shown on the attached Exhibits; (ii) Seller has the right and authority to sell the Personal Property to Purchaser; and (iii) Seller will warrant and defend the Personal Property against the lawful claims and demands of all persons, other than on account of such personal property taxes and the matters shown in the attached Exhibits.

                  IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale as of the day and year first set forth above.

SELLER:
                                                 By:

                                                 Its:

                                                 By:

                                                 Its:

                                   EXHIBIT A-1
                           REAL PROPERTY DESCRIPTIONS

                                 (See attached.)

                                    EXHIBIT B
                          PERSONAL PROPERTY DESCRIPTION


                  Seller's right, title and interest in: all furnishings, fixtures (including any of Seller's interest in trade fixtures), appliances, furniture, supplies, equipment, inventory, building materials, building supplies and equipment as generally set forth below, and the following tangible and intangible personal property of Seller, including any contract rights and other general intangibles relating to the development or use of the Property described in EXHIBIT A-1 or the Personal Property, including (without limitation) governmental permits relating to construction on the Property, all names under or by which the Property or improvements thereon may at any time be operated or known, all rights to carry on business under such names and all trademarks and goodwill in any way related to the Property and general intangibles from and relating to any leases, tenancies, occupancy or uses of the property described below, and documents of membership in any owners' or members' association or similar group having any responsibility for managing or operating any part of the Property and any lease or other use agreement (if any should ever be considered personal property), located on or used in connection with the operation of the real Property described in the attached EXHIBIT A-1; EXCLUDING, HOWEVER, THEREFROM (i) the trade fixtures, furnishings, equipment and personal property owned by tenants of such Property that such tenants are entitled to remove at the end of their lease terms and which do not revert to the owner of the Property, and (ii) any of the foregoing that are not owned by, or revert to, Seller.

                                    EXHIBIT H

                   FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

                                 (See Attached)

AFTER RECORDATION RETURN TO




                                        SPACE ABOVE THIS LINE FOR RECORDER'S USE


                       ASSIGNMENT AND ASSUMPTION OF LEASES

                  THIS ASSIGNMENT AND ASSUMPTION OF LEASES dated , 200 (the "ASSIGNMENT"), is entered into by and between ------------------ ("ASSIGNOR"), and ----------- ("ASSIGNEe").

                                   WITNESSETH:

                  WHEREAS, Assignor is the lessor under certain leases executed with respect to that certain real property described in EXHIBIT A-1 attached hereto, which leases are described in SCHEDULE 1 attached hereto (the "LEASES"), and in connection with such Leases is a party to a Settlement Agreement dated March 14, 2000 with the tenant under such Leases (the "SETTLEMENT AGREEMENT"); and

                  WHEREAS, Assignor desires to assign its right, title and interest as lessor in the Leases to Assignee and to assign to Assignee its rights and obligations under the Settlement Agreement, and Assignee desires to accept the assignment thereof and to assume all obligations of Assignor under such Leases and Settlement Agreement;

                  NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

         1. ASSIGNMENT OF LEASES AND SETTLEMENT AGREEMENT TO ASSIGNEE. Assignor hereby conveys, warrants and assigns to Assignee all of its right, title and interest in and to the Leases herein described and its rights and obligations under the Settlement Agreement.

         2. COVENANTS BY ASSIGNOR. Assignor covenants and warrants to Assignee that as of the date hereof:

                  (a) The attached SCHEDULE 1 includes all of the Leases affecting the property being acquired by Assignee from Assignor. As of the date hereof, there are no assignments of or agreements to assign the Leases to any other party.

                  (b) The Leases are in full force and effect and there exist no defaults on the part of Assignor thereunder, nor does Assignor have any actual knowledge of any defaults or any acts or events which with the passage of time or the giving of notice could become defaults thereunder on the part of any tenant thereunder (EXCEPT as may otherwise be referenced in a written disclosure statement by Assignor to Assignee delivered contemporaneously herewith).

         3. INDEMNITY BY ASSIGNOR. Assignor hereby agrees to indemnify Assignee against and hold Assignee harmless from any and all claim, cost, liability, loss, damage or expense (collectively, "CLAIMS"), including without limitation, reasonable attorneys' fees, originating prior to the date hereof and arising out of the lessor's obligations under the Leases described in SCHEDULE 1 or arising by reason of breach of the warranties contained herein; PROVIDED, however, that Assignee shall provide Assignor reasonable notice of any such Claim and a reasonable opportunity to defend such Claim.

         4. ASSUMPTION AND INDEMNITY BY ASSIGNEE. Assignee hereby assumes all of the landlord's or lessor's obligations under the Leases described in
SCHEDULE 1 and all rights and obligations of Seller under the Settlement Agreement, and agrees to indemnify Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including without limitation, reasonable attorneys' fees, originating subsequent to the date hereof and arising out of the lessor's obligations under the Leases and/or Assignor's rights or obligations under the Settlement Agreement.

         5. ATTORNEYS FEES. In the event of any litigation between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation, including, without limitation, reasonable attorneys' fees, at trial, upon appeal and on any petition for review.

         6. SUCCESSORS AND ASSIGNS. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

                  IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:




ASSIGNEE:

                                   SCHEDULE 1

                                                            Amendment
     Tenant                            Lease Date           Date(s)
     ------                            ----------           -------

                             APPENDIX TO ASSIGNMENT
             FORM OF LETTER OF NOTIFICATION TO TENANT OF ASSIGNMENT

                                                       ____ , 200_

To:




         RE:      Notice of Lease Assignment

                  Property:

                  Lease between
                  Lessor, and
                  Lessee, dated

                  This is to notify you that the Property has been acquired by, and the Lessor's interest in the Lease has been assigned to, ----------------- (Purchaser).

                  You are further notified that all rental payments under your Lease shall be paid to Buyer at the following address:--------------------------, in accordance with the terms of your Lease unless you are otherwise notified in writing by Buyer.


                                    Very truly yours,

                                    EXHIBIT I

                             ASSIGNMENT OF CONTRACTS
                            WARRANTIES AND GUARANTIES
                          AND OTHER INTANGIBLE PROPERTY


                                 (See Attached)

                             ASSIGNMENT OF CONTRACTS
                            WARRANTIES AND GUARANTIES
                          AND OTHER INTANGIBLE PROPERTY


                  This ASSIGNMENT OF CONTRACTS, WARRANTIES AND GUARANTIES AND OTHER INTANGIBLE PROPERTY ("Assignment") is made and entered into this day of , 200 , by ----------("Assignor"), to --------------- ("Assignee").

                  FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Assignor hereby conveys, and assigns and transfers unto Assignee all of its right, title, claim and interest in and under:

                  (A) all transferable or assignable warranties, representations, and guaranties made by or received from any third party ("Warranties and Guaranties") with respect to any building, building component, structure, fixture, machinery, equipment, or material situated on, contained in any building or other improvement situated on, or comprising a part of any building or other improvement situated on, any part of that certain real property described in EXHIBIT A-1 attached hereto ("Property");

                  (B) all rights of Assignor (if any) as additional insured, loss payee or certificate holder in which Assignor may be named under any insurance policies maintained by tenants of the Property, all rights of Assignor in any architectural, mechanical, engineering, as-built and other plans, specifications and drawings relating to the Property, all rights of Assignor in any surveys (including any ALTA survey) and soil, environmental, engineering, feasibility, traffic or other reports or studies relating to the ownership, occupancy or operation of the Property, and any other contracts (if any) specifically listed in SCHEDULE 1 attached hereto ("Contracts"); and

                  (C) any intangible personal property ("Intangible Personal Property") now or hereafter owned by Assignor in connection with the Property described in EXHIBIT A-1 or any improvements or personal property located thereon, including without limitation, the right to use any trade name now used in connection with the Property, all consents, authorizations, variances, waivers, licenses, permits, certificates and approvals from any governmental or quasi-governmental authority with respect to the Property or improvements thereon, and any other agreements, utility contracts, or other rights relating to the ownership, use or operation of the Property.

                  ASSIGNOR AND ASSIGNEE FURTHER HEREBY AGREE AND COVENANT AS
FOLLOWS:

         1. INDEMNITY BY ASSIGNOR. ASSIGNOR HEREBY AGREES TO INDEMNIFY ASSIGNEE AGAINST AND HOLD ASSIGNEE HARMLESS FROM ANY AND ALL CLAIM, COST, LIABILITY, LOSS, DAMAGE OR EXPENSE (COLLECTIVELY, "CLAIMS"), INCLUDING WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES, ORIGINATING PRIOR TO THE DATE HEREOF AND ARISING OUT OF THE ASSIGNOR'S OBLIGATIONS, IF ANY, UNDER THE MATTERS ASSIGNED TO ASSIGNEE PURSUANT HERETO; PROVIDED, HOWEVER, THAT ASSIGNEE SHALL PROVIDE ASSIGNOR REASONABLE NOTICE OF ANY SUCH CLAIM AND A REASONABLE OPPORTUNITY TO DEFEND SUCH CLAIM.

         2. ASSUMPTION AND INDEMNITY BY ASSIGNEE. To the extent that the Warranties, Contracts and Intangible Personal Property by their terms impose obligations upon Assignor, Assignee hereby assumes all such obligations and agrees to indemnify Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorney's fees, originating subsequent to the date hereof, arising out of such obligations.

         3. ATTORNEYS' FEES. In the event of any litigation between Assignor and Assignee arising out of the obligations of Assignor under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation, including, without limitation, reasonable attorneys' fees, at trial, upon appeal and any petition for review.

         4. SUCCESSORS AND ASSIGNS. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

                  IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:



ASSIGNEE:

                                   SCHEDULE 1

                                    CONTRACTS


There are no contracts (other than the Leases being assigned under a separate assignment instrument).

                                    EXHIBIT I

                            RIGHT OF ENTRY AGREEMENT

                                  See attached.

                            RIGHT OF ENTRY AGREEMENT
                   (SECTION 3.4, PURCHASE AND SALE AGREEMENT)

    The undersigned, MADRONA PARK L.L.C., an Oregon limited liability company ("COMPANY"), desires to obtain a right to enter certain property owned by WREP 1998-1 LLC, a Delaware limited liability company ("OWNER") KNOWN AS A PORTION OF THE "G. I. JOE'S PORTFOLIO PROPERTIES", as more particularly described in a Real Estate Purchase and Sale Agreement dated as of JULY ___, 2000 (the "SALE AGREEMENT"), for purposes of examining and inspecting such property (which may include performing surveys and inspections, doing soil tests and related inspections and "due diligence" investigations) ("PROPERTY"). With respect to any such entry, Owner grants its permission to Company for such entry, as follows, and Company agrees to comply with the following:

    1. NOTICE AND CO-ORDINATION. Prior to making or authorizing any entry, Company will provide reasonable advance notice (at least 24 hours') to Owner as to the timing and nature of the entry and the persons or company that may be performing the inspection, survey or test. Company acknowledges that the Property is currently leased to a party conducting business at the Property (G.I. Joe's) and agrees that any entry, inspection survey or test will be done in a manner that avoids interference with the business operations at the Property and complies with the notice and other requirements of the leases between Owner and such tenant. Access and entry will be at reasonable times and hours and limited to the building and Property (and not the tenant's safe(s) or other areas which tenant may reasonably believe to be security areas in which inspections are not necessary or appropriate). In the event Company fails to comply with the terms of this Right of Entry Agreement ("AGREEMENT") or the existing tenant claims that any entry made or to be made by Company or on its behalf interferes with the existing tenant's rights under its lease agreement, Owner may suspend the right of entry until any such failure by Company or dispute is resolved.

    2. INDEMNITY. Company hereby waives, releases and discharges and agrees to defend, indemnify, and hold Owner, its members, and its and their respective employees, agents and representatives harmless from any claim, loss, or liability (including attorneys' fees incurred by Owner) arising out of or in connection with any entry onto the Property pursuant hereto or Company's failure to comply with the provisions of this Agreement, including, (without limitation) any claim, loss or liability arising out of or resulting from any test, inspection, survey or examination of the Property by Company, its agents, contractors, employees or invitees.

    3. NON-ASSIGNABILITY. This Agreement is not assignable by Company (but covers Company's employees, agents, independent contractors and invitees entering the Property pursuant hereto).

    4. INSURANCE. Company maintains commercial general liability insurance in the amount of at least $1,000,000, and will cause Owner to be named as additional insured on a certificate of insurance with a contractual liability endorsement referencing this Agreement. A certificate of insurance evidencing such coverage and showing Owner as additional insured will be delivered to Owner prior to any entry pursuant to this Agreement and maintained with Owner for the term of this Agreement.

    5. ATTORNEY'S FEES. In the event of any litigation concerning this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs, at trial, upon appeal and any petition for review.

    6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

    IN WITNESS WHEREOF, the undersigned has executed this Agreement as of JUNE 15, 2000.


OWNER:                                     COMPANY:

WREP-1998-1 LLC, AN OREGON LIMITED         MADRONA PARK L.L.C., AN OREGON
LIABILITY COMPANY                          LIMITED LIABILITY COMPANY

By: WREP-1998-1Member Inc.,                By:    WINKLER DEVELOPMENT
             its manager                          CORPORATION, AN OREGON
                                                  CORPORATION, ITS MANAGER
By:
Printed Name:                              By:  /S/ JAMES H. WINKLER
Its:                                       Its:  PRESIDENT

                                 PROMISSORY NOTE


$150,000.00                                                     Portland, Oregon
                                                      Dated: as of JULY 28, 2000



                  The undersigned promises to pay to the order of WREP 1998-1 LLC, a Delaware limited liability company ("OWNER"), to be deposited in escrow at First American Title Insurance Company of Oregon, as escrow agent, at its main office in Portland, Oregon the sum of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00), as and for earnest money Deposit in connection with the purchase of property known as PART OF the "G.I.Joe's Portfolio properties," in Oregon, as more particularly set forth in the Real Estate Purchase and Sale Agreement, dated as of JULY 28, 2000 ("AGREEMENT"), wherein the undersigned is the purchaser/acquiring entity. The sum of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00) is due WITHIN THREE (3) BUSINESS DAYS AFTER THE END OF THE REVIEW PERIOD IN CONNECTION WITH THE REMOVAL OF CONTINGENCIES PURSUANT TO
SECTION 3.7 of such Agreement.

                  If this note is placed in the hands of an attorney for collection, the undersigned promises and agrees to pay holder's reasonable attorney's fees and collection costs even though no suit or action is filed hereon, and if suit or action is filed, the prevailing party shall be entitled to receive from the losing party the amount of such reasonable attorney's fees as fixed by the court or courts in which the suit or action, including any appeal therein, is tried, heard or decided.

                  IN WITNESS WHEREOF, the undersigned has duly executed and delivered this instrument as of the date shown above.


                                   PURCHASER:

                                   MADRONA PARK L.L.C., AN OREGON limited
                                   liability company

                                   By:      WINKLER DEVELOPMENT
                                            CORPORATION, an Oregon
                                            corporation, its Manager


                                   By: /S/ JAMES H. WINKLER
                                   Printed Name: JAMES H. WINKLER
                                   Its: PRESIDENT